UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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2020	Notice of Annual General Meeting of Shareholders and Proxy Statement

TRITON INTERNATIONAL LIMITED

VICTORIA PLACE, 5TH FLOOR
31 VICTORIA STREET
HAMILTON HM 10, BERMUDA

March 13, 2020

Dear Shareholders,

You are cordially invited to join us for our Annual General Meeting of Shareholders (the “Annual Meeting”) to be held this year as a virtual meeting via live webcast on April 21, 2020, at 12:00 p.m., Eastern Daylight Time. The virtual nature of the meeting will enable us to increase shareholder accessibility, while improving meeting efficiency and reducing costs.

You can attend the Annual Meeting, vote your shares and submit questions electronically during the virtual meeting by visiting www.virtualshareholdermeeting.com/TRTN2020 and entering the 16-digit control number provided in your proxy materials. Additional details about the meeting, including the formal agenda, are contained in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement. For more information on accessing our virtual meeting and voting, please see the section entitled “Information about the Annual Meeting and Voting” in the accompanying Proxy Statement.

The Notice of Annual General Meeting of Shareholders and the Proxy Statement that follow describe the business to be conducted at the Annual Meeting. You will be asked to: (i) elect the nine directors named in the Proxy Statement to the Board of Directors; (ii) approve on an advisory basis the compensation of our Named Executive Officers; (iii) ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020; and (iv) act on any other matters as may properly come before the shareholders at the Annual Meeting, including any motion to adjourn to a later date to permit further solicitation of proxies, if necessary.

Your vote is important. Whether or not you intend to attend the Annual Meeting via the virtual meeting it is important that your shares be represented. Voting instructions are provided in the accompanying proxy materials. Please vote via the Internet, by telephone, or by completing, signing, dating and returning your proxy or voting instruction card.

Sincerely,

/s/ Brian M. Sondey Chairman and Chief Executive Officer

Notice of Annual General Meeting of Shareholders

Date and Time

April 21, 2020, at 12:00 p.m., Eastern Daylight Time

The Annual Meeting will be conducted online only, via a live webcast. You will be able to attend the meeting online and submit questions before and during the meeting by visiting www.virtualshareholdermeeting.com/TRTN2020. You will also be able to vote your shares electronically during the meeting. Details about how to attend the Annual Meeting online and how to submit questions and cast your votes are provided under “Important Information About the Virtual Shareholder Meeting” on page 48 and “Information About the Annual Meeting and Voting” on page 46.

Record Date

February 26, 2020

YOUR VOTE IS IMPORTANT
Even if you plan to attend the Annual General Meeting via the webcast, we encourage you to vote in advance by:
visiting www.proxyvote.com
mailing your signed proxy card or voting instruction form
calling toll-free from the United States, U.S. territories and Canada to 1-800-690-6903

Items to be Voted on

■	elect the nine directors identified in the accompanying Proxy Statement to the Board of Directors to serve until the 2021 Annual General Meeting of Shareholders or until their respective successors are elected and qualified;
■	hold an advisory vote on the compensation of our Named Executive Officers;
■	ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020; and
■	act on any other matters as may properly come before the shareholders at the Annual Meeting, including any motion to adjourn to a later date to permit further solicitation of proxies, if necessary.

We will also present before the Annual Meeting our audited financial statements for the fiscal year ended December 31, 2019 pursuant to the provisions of the Companies Act 1981 of Bermuda, as amended (the “Companies Act”), and the Bye-Laws of Triton International Limited. These audited financial statements may be found in our Annual Report on Form 10-K for the year ended December 31, 2019 (the “2019 Annual Report”). There is no requirement under Bermuda law that these financial statements be approved by shareholders, and no such approval will be sought at the Annual Meeting.

The Board of Directors has fixed the close of business on February 26, 2020 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. The Proxy Statement and the proxy card are first being made available or distributed to shareholders of record on or about March 13, 2020.

You are cordially invited to attend the Annual Meeting online via the live webcast. If you attend the Annual Meeting via the live webcast, you may vote at that time if you wish, even though you may have previously voted your proxy. Triton International Limited’s proxy statement accompanies this notice.

By Order of the Board of Directors,

/s/ Carla L. Heiss
Secretary

March 13, 2020

Important Notice Regarding the
Internet Availability of Proxy Materials

The proxy statement and the 2019 Annual Report are available at www.proxyvote.com.

Proxy Statement Highlights

Voting Items

Proposal 1: Election of Directors The Board recommends you vote FOR each nominee

Proposal 2: Advisory Vote on the Compensation of Named Executive Officers The Board recommends you vote FOR this proposal

Proposal 3: Ratification of Appointment of Independent Registered Public Accounting Firm The Board recommends you vote FOR this proposal

Meeting and Voting Information

Date and Time April 21, 2020, 12:00 p.m. Eastern Daylight Time Online via live webcast www.virtualshareholdermeeting.com/TRTN2020

Record Date February 26, 2020

Voting Shareholders as of the record date are entitled to vote. Each common share is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted on.

Admission You will need the 16 digit control number included in your proxy materials to participate in the virtual Annual Meeting webcast.

Board of Directors and Corporate Governance Highlights

Corporate Governance Overview

Triton has a long-standing commitment to strong corporate governance, which promotes the long-term interests of shareholders and strengthens Board and management accountability. Highlights of our corporate governance practices include:

✔	Annual Election of Directors	✔	Annual Board and Committee Self-Assessments
✔	Majority Voting for Directors	✔	Regular Executive Sessions of Independent Directors
✔	Independent Lead Director
✔	8 of 10 Directors are Independent	✔	No Poison Pill
✔	Independent Audit, Compensation and Governance Committees	✔	Annual “Say on Pay” Advisory Vote
✔	Robust Risk Oversight by Full Board and Committees	✔	Anti-Hedging/Anti-Pledging Policies for Directors, Officers and Employees
✔	Board Oversight of Environmental and Corporate Social Responsibility Activities	✔	Board Commitment to Recruiting Qualified, Diverse Director Candidates
✔	12-Year Term Limit for Directors	✔	Clawback Policy for Equity Awards and Annual Incentive Compensation
✔	Active Board Role in CEO and Management Succession Planning	✔	Meaningful Share Ownership Requirements for Executive Officers and Directors

Our Board of Directors

Triton’s Board of Directors oversees management’s execution of Triton’s business strategy, and evaluates Triton’s and management’s performance. Triton’s Board of Directors consists of a diverse range of individuals with relevant and complementary skills who have been recognized leaders in their fields. Details regarding each director’s qualifications, experience and skills are included in each director’s profile in “Proposal 1 — Election of Directors.”

Nominee and Principal Occupation	Age	Director Since	Independent	Audit Committee	Compensation and Talent Management Committee	Nominating and Corporate Governance Committee
Brian M. Sondey - Chairman Chief Executive Officer Triton International Limited	52	2016
Robert W. Alspaugh Former Chief Operating Officer KPMG LLP	73	2016	✔
Karen Austin Former Chief Information Officer PG&E	58	2019	✔
Malcolm P. Baker Robert G. Kirby Professor at Harvard Business School	50	2016	✔
David A. Coulter Special Limited Partner at Warburg Pincus	72	2015	✔
Claude Germain Principal Rouge River Capital	53	2016	✔
Kenneth Hanau Managing Director Bain Capital	54	2016	✔
John S. Hextall Former CEO Kuehne & Nagel North America	63	2016	✔
Robert L. Rosner - Lead Independent Director Co-President Vestar Capital Partners	60	2015	✔
Simon R. Vernon Former President Triton International Limited	61	2016
Chair
Member

Executive Compensation Highlights

Compensation Objectives and Philosophy

We seek to provide our senior executives with compensation packages that fairly reward the executives for their contributions to the Company and allow the Company to recruit and retain high quality individuals. In addition, we seek to structure our compensation plans so that they are straightforward for our senior executives and our shareholders to understand and value, and relatively easy for the Company to administer. We link a substantial portion of overall compensation to short-term and long-term measures of performance to motivate our senior executives and align their interests with those of our shareholders. We believe that our compensation practices, which link a substantial portion of executive pay to Company performance and require executives to meet minimum share ownership requirements, mitigate risk taking.

2019 Target Compensation Mix for CEO and other NEO’s

2019 Performance

Triton achieved solid results in 2019 in a challenging market environment. Our adjusted earnings per share and adjusted return on equity were very close to the targets set by the Compensation and Talent Management Committee for annual incentive plan purposes, though our asset growth fell well below our target. Global economic conditions softened in 2019, and the ongoing trade dispute between the United States and China created uncertainty and negatively impacted shipping activity, leading to weak leasing demand. Despite these weak market conditions, Triton’s financial performance remained solid due to our industry-leading cost structure and operating capabilities, our well-protected long-term lease portfolio and disciplined capital management. Our investment level in new containers was quite limited due to the weak demand conditions, but we redirected our strong cash flows to other high return investments. In 2019, we paid $2.08 per share on our common shares, repurchased over 6.9 million common shares during the year, representing 8.8% of the shares outstanding at the beginning of the year and repurchased all of the third-party interests in a portfolio of containers at compelling values.

The tables below summarize our historical performance against the targets established by our Compensation and Talent Management Committee for purposes of our annual incentive program over the last three years.

2019 Executive Compensation Snapshot

The following table summarizes the compensation awarded to our Named Executive Officers for 2019. For further information, see the “Compensation Discussion and Analysis” section starting on page 20 and the Summary Compensation Table on page 31.

Name	Base Salary	Bonus	Annual Cash Incentive(1)	Long Term Incentive Compensation (2)	All Other Compensation	Total
Brian M. Sondey	$930,000	$—	$841,650	$2,210,834	$16,403	$3,998,887
John Burns	$455,000	$—	$226,590	$466,741	$16,006	$1,164,337
John F. O’Callaghan(3)	$445,475	$—	$221,847	$432,332	$22,927	$1,122,581
Kevin Valentine	$370,000	$—	$217,560	$422,510	$15,131	$1,025,201
Carla Heiss(4)	$23,077	$330,000 (5)	$—	$417,196	$656	$770,929
(1)	Represents annual incentive awards earned under the 2019 annual incentive plan.
(2)	Represents grant date fair value of the awards in accordance with FASB ASC-718 “Compensation—Stock Compensation.”
(3)	Mr. O’Callaghan’s Base Salary, Annual Cash Incentive and All Other Compensation amounts shown in the table use a conversion rate of USD 1.293 to GBP 1.0.
(4)	Ms. Heiss joined the Company on December 1, 2019.
(5)	Represents one-time signing bonus paid in December 2019.

CORPORATE GOVERNANCE

Board of Directors and Corporate Governance Framework

Triton’s Board of Directors provides oversight, strategic direction, and counsel to management regarding the business, affairs, and long-term interests of Triton. Our Board is deeply engaged, provides informed and meaningful guidance and feedback, and maintains an open dialogue with management. Its responsibilities include the following:

•	Reviewing and approving our major financial objectives, strategic and operating plans, strategic transactions with third parties and other significant actions.
•	Overseeing the conduct of our business.
•	Assessing business risks to evaluate whether any changes to our business, strategy, or risk management practices may be warranted.
•	Overseeing our processes for maintaining the integrity of our financial statements and other public disclosures.
•	Overseeing compliance with laws and ethical standards.
•	Developing and implementing robust corporate governance practices.
•	Overseeing management’s performance and compensation and succession planning for the Chief Executive Officer and other senior leadership positions.
•	Overseeing our environmental and corporate social responsibility strategy and activities.

Triton has a long-standing commitment to strong corporate governance and ethical standards which promotes the long-term interests of shareholders and management accountability. Demonstrating this commitment, the Board has adopted the Triton Corporate Governance Principles and Guidelines, Code of Ethics and Code of Ethics for Chief Executive and Senior Financial Officers, as well as charters for each of the Board’s committees. These documents constitute the foundation of our corporate governance structure and are available free of charge on our website (www.trtn.com) in the Investors section under “Corporate Governance.” The Board regularly reviews our policies and processes in the context of current corporate governance trends, regulatory changes and recognized best practices.

Highlights of our corporate governance practices include:

✔	Annual Election of Directors	✔	Annual Board and Committee Self-Assessments
✔	Majority Voting for Directors	✔	Regular Executive Sessions of Independent Directors
✔	Independent Lead Director
✔	8 of 10 Directors are Independent	✔	No Poison Pill
✔	Independent Audit, Compensation and Governance Committees	✔	Annual “Say on Pay” Advisory Vote
✔	Robust Risk Oversight by Full Board and Committees	✔	Anti-Hedging/Anti-Pledging Policies for Directors, Officers and Employees
✔	Board Oversight of Environmental and Corporate Social Responsibility Activities	✔	Board Commitment to Recruiting Qualified, Diverse Director Candidates
✔	12-Year Term Limit for Directors	✔	Clawback Policy for Equity Awards and Annual Incentive Compensation
✔	Active Board Role in CEO and Management Succession Planning	✔	Meaningful Share Ownership Requirements for Executive Officers and Directors

Board Independence

The Board is comprised of a substantial majority of independent directors. Currently, eight out of 10 of our directors are independent. Additionally, our Audit Committee, Compensation and Talent Management Committee and Nominating and Corporate Governance Committee are composed entirely of independent directors. In accordance with the listing standards of the NYSE, to be considered independent, a director must have no material relationship with

Triton directly or as a partner, shareholder or officer of an organization that has a relationship with Triton. The NYSE has also established enhanced independence standards applicable to members of our Audit Committee and our Compensation and Talent Management Committee.

The Board annually reviews commercial and other relationships between directors or members of their immediate families and Triton in order to make a determination regarding the independence of each director. The Board has adopted a formal policy to assist it in determining whether a director is independent in accordance with the applicable rules of the NYSE. The Director Independence Standards are available on our website at www.trtn.com. In making its independence determinations, the Board considers relevant facts and circumstances. For 2019, the Board considered that a portfolio company of Rouge River Capital, a private equity firm where Mr. Germain serves as Managing Partner, purchased shipping containers from Triton in the normal course of business, and considered such transactions to be immaterial.

Based on the evaluation and criteria described above, our Board of Directors has determined that except for our CEO, Mr. Sondey, and our former President, Mr. Vernon, all of our directors qualify as independent (Alspaugh, Austin, Baker, Coulter, Germain, Hanau, Hextall and Rosner).

Board Leadership Structure

Our Board does not have a policy that the roles of Chief Executive Officer and Chairman of the Board be either combined or separated, because the Board believes this determination should be made based on the best interests of Triton and its shareholders at any point in time based on the facts and circumstances then facing our Company. The Board believes that having a combined Chairman and Chief Executive Officer, a lead independent director with meaningful responsibilities as described below, a Board of Directors comprised of 80% independent directors and committees composed entirely of independent directors currently provides a strong and effective leadership structure with robust independent oversight. In addition, we believe that having a single leader for the Company combining the Chairman and CEO roles provides greater clarity on our executive leadership for customers in certain global markets.

The independent directors elect a Lead Independent Director annually. Mr. Rosner is currently serving as Lead Independent Director. The Board believes that having a Lead Independent Director provides the Board with independent leadership and facilitates the independence of the Board from management. The Nominating & Corporate Governance Committee regularly evaluates the responsibilities of the Lead Independent Director and considers current trends regarding independent board leadership. Currently, the Lead Director:

•	presides at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors, and meets with the Chairman and Chief Executive Officer for discussion of appropriate matters arising from these sessions;
•	consults with the Chairman and approves all meeting agendas and schedules;
•	interviews, along with the members of the Nominating & Corporate Governance Committee, all director candidates and makes recommendations to the Nominating & Corporate Governance Committee;
•	provides leadership to the Board if circumstances arise in which the role of the Chairman or Chief Executive Officer may be, or may be perceived to be, in conflict;
•	has the authority to call meetings of the independent directors;
•	consults with the Compensation and Talent Management Committee with regard to the annual performance review of the Chief Executive Officer;
•	works with the Compensation and Talent Management Committee to guide the Board’s oversight of management succession plans;
•	works with the Nominating & Corporate Governance Committee to facilitate the evaluation of the performance of the Board and committees; and
•	performs such other duties and responsibilities as the Board may determine.

Board Diversity

The Board, led by the Nominating and Corporate Governance Committee, regularly evaluates its own composition and succession plans in light of the Company’s evolving business and strategic needs. The focus of this process is to ensure that the Board is comprised of directors who possess a wide variety of relevant skills, professional experience and backgrounds and bring diverse viewpoints and perspectives to the Board. In the process of searching for prospective directors, the Nominating and Corporate Governance Committee strives to recruit highly qualified candidates with diverse backgrounds, inclusive of gender, race, ethnicity, age, sexual orientation and gender identity, as well as candidates with personal and professional integrity, character, business judgment, time availability in light of other commitments, dedication, no conflicts of interest and other relevant factors that the Committee considers appropriate in the context of the needs of the Board. In 2019, we added Karen Austin to our Board, our first female director. The specific experience, qualifications and skills that qualify each of our directors to serve on the Board are described in each director’s biographies under “Proposal 1 — Election of Directors.” We also are committed to the principles of diversity and inclusion across the Company, and we have wide ranging ethnic diversity and gender diversity throughout our organization.

Board Tenure and Term Limit Policy

Our Board has adopted a director term limit policy. Under this policy, directors (other than any management director) will be subject to a maximum term limit of 12 years, unless an exemption is granted by the Board. The current average tenure of our directors is less than five years.

Corporate Social Responsibility

We believe that integrating corporate social responsibility policies and strategies into our business contributes to our long-term financial performance. We recognize both the opportunity and the responsibility we have to leave a positive imprint on the environment and society, and we are committed to taking a leadership role in addressing environmental and social issues related to our industry and the communities in which we operate.

Sustainability and Environment

As one of the largest buyers of shipping containers, we continue to support efforts to reduce the environmental impacts from container production. As part of this effort, we have worked closely with container manufacturers to reduce the hardwood content in container floors. Our objective is to create a new industry standard floor that is more environmentally friendly while maintaining its long term durability. Specifically, we have shifted a significant portion of our container floors to farmed wood species such as larch, birch and bamboo, and we are working with container manufacturers to implement a floor design that would eliminate approximately 30% of the wood content (by replacing it with steel). We are also exploring other options, such as oriented strand board (OSB) flooring and recycled materials.

In addition, in recent years, we worked closely with the container manufacturers to facilitate a successful transition of container paint systems to water-based applications from solvent-based applications. This change significantly reduced the discharge of hazardous chemicals into the air surrounding container factories.

Social

We are a global business, with offices and employees in a number of countries considered to be less developed. We are committed to providing fair and attractive compensation and healthcare benefit packages and to supporting our employees’ development with company-funded educational opportunities, all without regard to race, gender, ethnicity, religion, age, or sexual orientation. We believe the support we provide all our employees leads to a strong mutual commitment, and our dedicated workforce is an important component of our operating capabilities. Through our policies and regular trainings, the Company strives to provide a safe and harassment free work environment for all employees.

We have rigorous quality control processes that involve our employees performing detailed inspections and surveys throughout the year at our vendors, including container manufacturers and third party container depots that store and repair our containers. We believe these efforts, in addition to ensuring quality production and services, encourage a focus on worker safety and welfare in those organizations. Our container manufacturing suppliers are required to adhere to Triton’s Vendor Code of Conduct, which addresses areas including compliance with laws, anti-corruption, employee health, safety and labor practices and environmental compliance.

Community Support

Triton has made a corporate commitment to support Doctors without Borders (Medecins Sans Frontieres), a global organization that provides lifesaving medical care to those most in need, including populations in distress, victims of natural or man-made disasters, and victims of armed conflict. On a local level, we encourage our employees to be actively involved in their communities, and in support of their efforts, we offer matching donations for employee contributions to non-profit organizations, and we have donated additional money and equipment to several organizations focused on education, healthcare and the environment.

For more information regarding our environmental and corporate social responsibility policies and practices, please visit the “Community” section of our website, www.trtn.com.

Risk Management

The Board of Directors has overall responsibility for the oversight of risk management at Triton. Day-to-day risk management is the responsibility of management. The Board actively oversees the Company’s policies and procedures relating to risk management and discusses and reviews key risk areas at each of its regular Board meetings. Among other topics, the Board of Directors focuses on and discusses with senior management key areas of financial, operational and strategic risk affecting Triton, including capital structure, liquidity and financing, information technology and cybersecurity, sustainability, customer credit and collection issues and strategic developments and considerations. Additionally, the Board exercises its risk oversight responsibility through its committees, with each Board committee regularly reporting to the full Board regarding its activities. For more information on the Board’s committees, see “Board Committees” below. We believe that the Board’s leadership structure, supermajority of independent directors, and allocation of oversight responsibilities to appropriate committees, provide effective Board-level risk oversight.

Risk Considerations in our Compensation Programs

The Compensation and Talent Management Committee oversees our compensation and employee benefit plans and practices, including our annual short-term and equity-based long term incentive plans, and in doing so, annually reviews each to see that they do not encourage excessive risk taking. We believe that our compensation practices, which link a substantial portion of executive pay to the Company’s long-term performance and require executives to meet minimum share ownership requirements, mitigate excessive risk taking. We also have a policy prohibiting employees from engaging in speculative transactions involving our common shares, including hedging or pledging transactions. For additional information on these policies, see “Anti-Hedging and Anti-Pledging Policy”on page 29 of this proxy statement.

Human Capital Management, Talent Development and Succession Planning

The Board believes that human capital management, including employee recruiting and retention, talent development and succession planning, are key to Triton’s continued success. The Board and the Compensation and Talent Management Committee engage with management on a broad range of human capital management topics, including organizational structure and culture, bench strength in key business and functional areas, succession planning and talent development, employee recruiting and retention, employee health and safety matters and diversity and inclusion.

The Board regularly reviews and updates succession plans for the Chief Executive Officer and other senior executives. In addition, the Board has developed detailed plans to address an event requiring an immediate CEO replacement on both an interim and permanent basis. These plans include process steps and allocated director and committee responsibilities. The response plans are refreshed regularly. In assessing potential candidates for the CEO or other senior executive positions, the Board identifies the key skills, experience and attributes it believes are required to be an effective senior leader in light of the Company’s business strategies, opportunities and challenges. The Board also ensures that directors have substantial opportunities to engage with possible successor candidates.

Annual Board and Committee Self-Assessments

The Board conducts an evaluation of its performance and effectiveness on an annual basis. The purpose of the self-assessment is to obtain the directors’ feedback on the Board’s performance and identify ways to enhance its effectiveness. As part of the evaluation, each director receives a written questionnaire developed by the Nominating and Corporate Governance Committee to solicit input on the Board’s performance, effectiveness, composition, priorities and culture. The Chair of the Nominating and Corporate Governance Committee compiles the collective views and comments of the directors and then reports the results of the evaluation to the full Board.

In addition, the Chair of the Nominating and Corporate Governance Committee, working with the Chair of each committee, develops self-assessment forms for each committee and conducts evaluations for each committee using the same process as the Board self-assessment. The Chair of the Nominating and Corporate Governance Committee compiles the collective views and comments of the members of each committee and reports the results of the committee evaluations to the chairs of each committee and to the Board.

Board Meetings and Attendance

The Board and its committees meet throughout the year on an established schedule and hold special meetings from time to time as appropriate. The Board of Directors held four meetings in 2019, as well as an informal strategic planning session with management. All directors attended 75% or more of the combined total meetings of our Board and the committees on which they served in 2019. Directors are expected to make every effort to attend all meetings of the Board of Directors and the committees on which they serve, and to attend the annual meeting of shareholders. In 2019, nine of our directors attended our annual meeting of shareholders.

Executive Sessions

To promote open discussion among the non-executive directors, our non-executive directors meet regularly in executive sessions without management participation. For purposes of such executive sessions, our “non-executive” directors are those directors who are not executive officers of Triton. In addition, to promote open discussion among the independent directors, our independent directors meet from time to time in executive session. Mr. Rosner, as Lead Independent Director, presides at such executive sessions.

Board Committees

To support effective corporate governance, our Board has established the Audit Committee, Compensation and Talent Management Committee and Nominating and Corporate Governance Committee. These committees are comprised solely of independent directors and have the authority to engage legal counsel or other advisors or consultants as they deem appropriate to carry out their responsibilities. The committees report regularly to the Board on their activities.

Nominee	Age	Director Since	Independent	Audit Committee	Compensation and Talent Management Committee	Nominating and Corporate Governance Committee
Brian M. Sondey - Chairman and CEO	52	2016
Robert W. Alspaugh	73	2016	✔
Karen Austin	58	2019	✔
Malcolm P. Baker	50	2016	✔
David A. Coulter	72	2015	✔
Claude Germain	53	2016	✔
Kenneth Hanau	54	2016	✔
John S. Hextall	63	2016	✔
Robert L. Rosner - Lead Independent Director	60	2015	✔
Simon R. Vernon	61	2016
Chair
Member

Audit Committee	Committee Roles and Responsibilities:

Members: Robert Alspaugh (Chair) Karen Austin Malcolm P. Baker Kenneth Hanau Committee Meetings in 2019: 4 Charter: The committee charter is available on our website at www.trtn.com.	The Committee assists the Board in:
	•	ensuring the integrity of the consolidated financial statements, the financial reporting process, the systems of internal accounting and the financial and disclosure controls and procedures
	•	appointing, overseeing and establishing the compensation of the independent registered accounting firm, and the independence of such firm with respect to services performed
	•	overseeing compliance with legal and regulatory requirements, and monitoring risk management and assessment processes, including cybersecurity risks
	•	overseeing the performance of the internal audit function

The Board has determined that:
	•	Mr. Alspaugh qualifies as an “audit committee financial expert” as defined by the SEC.
	•	Ms. Austin, Mr. Baker and Mr. Hanau, are considered “financially literate” under NYSE rules.
	•	All members of the Audit Committee are independent in accordance with the SEC and NYSE independence standards.
Compensation and Talent Management Committee	Committee Roles and Responsibilities:

Members: David Coulter Claude Germain (Chair) John Hextall Committee Meetings in 2019: 3 Charter: The committee charter is available on our website at www.trtn.com.	The Committee assists the Board in:
	•	conducting an annual evaluation of the Chief Executive Officer’s and other executive officers’ performance
	•	approving the goals and objectives relevant to compensation of the CEO and other executive officers
	•	reviewing and approving incentive plans, employment contracts, severance and other similar agreements with executive officers
	•	reviewing compensation programs annually to evaluate unnecessary or excessive risk taking
	•	evaluating the qualifications and independence of the independent compensation consultant
Nominating & Corporate Governance Committee	Committee Roles and Responsibilities:

Members: David Coulter Claude Germain Robert Rosner (Chair) Committee Meetings in 2019: 2 Charter: The committee charter is available on our website at www.trtn.com.	The Committee assists the Board in:
	•	identifying and recommending for election individuals who meet the criteria established for Board membership
	•	reviewing the committee structure and recommending to the Board the compositions of each committee
	•	establishing policies for considering shareholder nominees for election to the Board
	•	developing and overseeing an effective set of corporate governance guidelines
	•	overseeing the evaluation of the Board and committees’ performance and effectiveness
	•	establishing the appropriate level of compensation for Board and committee service by non-employee directors

Director Nomination Process

In evaluating a director candidate, the Nominating and Corporate Governance Committee considers factors that are in the best interests of Triton and its shareholders, including the knowledge, experience, integrity and judgment of each candidate; the potential contribution of each candidate to the diversity of backgrounds, experience and competencies of our Board and its committees; each candidate’s ability to devote sufficient time and effort to his or her duties as a director; and such other criteria as may be established by our Board from time to time. Additionally, the Nominating and Corporate Governance Committee annually reviews the tenure, skills and contributions of existing Board members to the extent they are candidates for re-election.

In connection with the director nominations process, the Nominating and Corporate Governance Committee may identify candidates through recommendations provided by members of the Board, management, shareholders or other persons, and has also engaged professional search firms to assist in identifying or evaluating qualified candidates.

The Nominating and Corporate Governance Committee will consider director candidates recommended by shareholders. The Nominating and Corporate Governance Committee conducts such inquiry into each candidate’s background, qualifications and independence as it believes is necessary or appropriate under the circumstances and regardless of whether the candidate was recommended by shareholders or by others. Any recommendations of director candidates by shareholders should be submitted to the Nominating and Corporate Governance Committee, Triton International Limited, Victoria Place, 5th Floor, 31 Victoria Street, Hamilton HM 10, Bermuda not before December 23, 2020 and not later than January 22, 2021 for the 2021 Annual General Meeting and otherwise in compliance with our Bye-Laws. Submission must include the full name, age, business address and residence and must include all information required by the proxy rules, applicable law and our Bye-Laws. If a shareholder submits a director candidate in accordance with the requirements specified in our Bye-Laws, the Nominating and Corporate Governance Committee will consider such director candidate using the same standards it applies to evaluate other director candidates.

Pursuant to the shareholder agreement between the Company and affiliates of Vestar Capital Partners LLC (“the Vestar Sponsor Shareholders Group”), the Vestar Sponsor Shareholders Group is entitled to nominate one nominee for election as a director of the Company. The Vestar Sponsor Shareholders Group will cease to have any director nomination rights if it and its permitted transferees beneficially own less than one-third of the common shares beneficially owned by the Vestar Sponsor Shareholders Group as of the closing of the merger between Triton Container International Limited (TCIL) and TAL International Group, Inc. (TAL) in July 2016. Mr. Rosner is the Vestar Sponsor Shareholders Group nominee on the Board.

For so long as it has director nomination rights, the Vestar Sponsor Shareholders Group also has the right to have its nominated and elected director serve on the Nominating and Corporate Governance Committee and the Compensation and Talent Management Committee of the Board. The Vestar Sponsor Shareholders Group has the right to nominate replacements for its respective nominee, except to the extent its nomination rights step down as described above. The nomination of any such directors will be subject to the approval of the Nominating and Corporate Governance Committee and of the Board of Directors. All other director replacements will be nominated by the Nominating and Corporate Governance Committee. See “Certain Relationships and Related Party Transactions — Sponsor Shareholders Agreement.”

Code of Ethics

We have adopted a Code of Ethics which applies to all officers, directors and employees. The Code of Ethics is available on our website at www.trtn.com. A written copy of the Code of Ethics may be obtained free of charge by sending a request in writing to Secretary, Triton International Limited, Victoria Place, 5th Floor, 31 Victoria Street, Hamilton HM 10, Bermuda.

Additionally, we have adopted a Code of Ethics for Chief Executive and Senior Financial Officers (Chief Financial Officer and Controller). The Code of Ethics for Chief Executive and Senior Financial Officers is available on our website at www.trtn.com. A written copy of the Code of Ethics for Chief Executive and Senior Financial Officers may be obtained free of charge by sending a request in writing to Secretary, Triton International Limited, Victoria Place, 5th Floor, 31 Victoria Street, Hamilton HM 10, Bermuda.

If we make any substantive amendment to, or grant a waiver from, a provision of the Code of Ethics or the Code of Ethics for Chief Executive and Senior Financial Officers or persons performing similar functions, we will promptly disclose the nature of the amendment or waiver on our website at www.trtn.com.

Communications with Directors

Shareholders or other interested persons may communicate with our Board of Directors as a group, the non-executive directors as a group, the independent directors as a group, or an individual director directly by submitting a letter in a sealed envelope labeled accordingly. This letter should be placed in a larger envelope and mailed to Triton International Limited, Victoria Place, 5th Floor, 31 Victoria Street, Hamilton HM 10, Bermuda.

Shareholder Outreach and Engagement

As part of our commitment to effective corporate governance practices, we regularly engage with our shareholders to help us better understand the views of our investors on key topics, including corporate governance, executive compensation, sustainability, strategy and other issues important to them. This includes meetings with investors at conferences and roadshows, as well as phone calls and meetings throughout the year. We have also held investor days and conducted an investor perception survey. Investor feedback from these discussions and activities is shared with the Board and its committees and helps to inform the development of our governance, compensation and other policies, as well as the ongoing evaluation of our business strategy and performance.

PROPOSAL 1
ELECTION OF DIRECTORS

The Board is currently comprised of 10 highly-qualified individuals with a diverse and complementary range of skills and experience that provide the Board and management with valuable insights and enable effective oversight of our business, strategic direction and performance. Nine of our 10 current directors are standing for re-election for a term of one year, to serve until the 2021 annual meeting of shareholders or until their successors are elected and qualified. Karen Austin, who currently serves on the Board, is not standing for re-election and will step down from the Board at the Annual Meeting. The Board is grateful to Ms. Austin for her valuable contributions to the Board and the Company.

Assuming a quorum is present, each nominee will be elected as a director of Triton if such nominee receives the affirmative vote of the holders of a majority of the common shares present in person or by proxy at the Annual Meeting and entitled to vote. All nominees are currently incumbent directors. Shareholders are not entitled to cumulate votes in the election of directors. All nominees have consented to serve as directors, if elected. If any nominee is unable or unwilling to serve as a director at the time of the Annual Meeting, the persons who are designated as proxies intend to vote, in their discretion, for such other persons, if any, as may be designated by our Board of Directors. As of the date of this proxy statement, our Board of Directors has no reason to believe that any of the persons named below will be unable or unwilling to serve as a nominee or as a director if elected. In the absence of instructions to the contrary, a properly signed and dated proxy will vote the shares represented by that proxy “FOR” the election of the nine nominees named below.

Information on our directors and nominees, including their qualifications, skills and experience is set forth below:

Nominees

Brian M. Sondey
Years of Service: 4 Age: 52 Board Committees: None Independent: No
Brian M. Sondey is our Chairman and Chief Executive Officer, and has served as a director since July 2016. Upon the closing of the merger of Triton Container International Limited (“TCIL”) and TAL International Group, Inc. (“TAL”) in July 2016, Mr. Sondey, who had served as the Chairman, President and Chief Executive Officer of TAL since 2004, became the Chairman and Chief Executive Officer of Triton. Mr. Sondey joined TAL’s former parent, Transamerica Corporation, in April 1996 as Director of Corporate Development. He then joined TAL International Container Corporation in November 1998 as Senior Vice President of Business Development. In September 1999, Mr. Sondey became President of TAL International Container Corporation. Prior to his work with Transamerica Corporation and TAL International Container Corporation, Mr. Sondey worked as a Management Consultant at the Boston Consulting Group and as a Mergers & Acquisitions Associate at J.P. Morgan.

Educational Background

•	Mr. Sondey holds an MBA from The Stanford Graduate School of Business and a BA degree in Economics from Amherst College.

Specific Qualifications, Attributes, Skills and Experience

•	Mr. Sondey possesses particular knowledge and experience in a variety of areas relevant to our industry and business, including intermodal equipment leasing, logistics, corporate finance, marketing, human capital management, strategic planning and mergers and acquisitions. As our CEO, he provides our Board with valuable perspectives regarding our business, strategy and performance and strengthens the Board of Directors’ collective knowledge, capabilities, and experience.

Robert W. Alspaugh
Years of Service: 4 Age: 73 Board Committees: Audit Committee (Chair) Independent: Yes
Robert W. Alspaugh has served as a director of the Company since July 2016 and is the Chair of the Audit Committee. Mr. Alspaugh also served as a director of TCIL from 2012 to 2016. Mr. Alspaugh had a 36-year career with KPMG LLP, including serving as Chief Executive Officer of KPMG International from 2002 to 2006. Prior to that, he served as Deputy Chairman and Chief Operating Officer of KPMG’s U.S. practice from 1998 to 2002 and, over the course of his career served as senior partner for a diverse array of global and domestic companies across a broad range of industries. Mr. Alspaugh currently serves on the board of directors of Veoneer, Inc. Mr. Alspaugh previously served on the board of directors of Autoliv, Inc., Ball Corporation and Verifone Systems, Inc.

Educational Background

•	Mr. Alspaugh received his B.B.A. degree in accounting from Baylor University, where he graduated summa cum laude.

Specific Qualifications, Attributes, Skills and Experience

•	Mr. Alspaugh possesses particular knowledge and experience in a variety of areas, including extensive financial and accounting expertise, as well as corporate finance, strategy, economics and extensive public company board experience that strengthens the Board of Directors’ collective knowledge, capabilities, and experience.
Malcolm Baker
Years of Service: 4 Age: 50 Board Committees: Audit Committee Independent: Yes
Malcolm P. Baker has served as a director since July 2016. Mr. Baker also served as a director of TAL from September 2006 to July 2016. Mr. Baker is the Robert G. Kirby Professor at the Harvard Business School and the director of research at Acadian Asset Management. From 2011 through 2018, he was the director of the corporate finance program at the National Bureau of Economic Research, and from 2014 to 2018 he was the unit head for finance at Harvard Business School.

Educational Background

•	Mr. Baker holds a BA in applied mathematics and economics from Brown University, an M.Phil. in finance from Cambridge University, and a Ph.D in business economics from Harvard University.

Specific Qualifications, Attributes, Skills and Experience

•	Mr. Baker possesses particular knowledge and experience in a variety of areas, including corporate finance, capital markets and economics that strengthens the Board of Directors’ collective knowledge, capabilities, and experience.

David A. Coulter
Years of Service: 5 Age: 72 Board Committees: Compensation & Talent Management Committee, Nominating & Corporate Governance Committee Independent: Yes
David A. Coulter has served as a director since October 2015. He previously served as a director of TCIL from 2011 to 2016. Currently, Mr. Coulter serves as Special Limited Partner at Warburg Pincus, LLC and from 2005 to 2014 served as Vice Chairman, Managing Director and Senior Advisor at Warburg Pincus, focusing on the firm’s financial services practice. Mr. Coulter retired in September 2005 as Vice Chairman of J.P. Morgan & Chase Co. and previously served as Executive Chairman of its investment bank, asset and wealth management and private equity businesses. Mr. Coulter was a member of the firm’s three person Office of the Chairman. Mr. Coulter joined J.P. Morgan Chase via its July 2000 acquisition of The Beacon Group. Before joining The Beacon Group, Mr. Coulter was the Chairman and Chief Executive Officer of BankAmerica Corporation, where he served in various roles of increasing responsibility across a wide range of banking activities from 1976 to 1998. Mr. Coulter currently serves on the board of directors of Varo Money, Inc. and Providence Service Corporation. He has served on the boards of several private and public financial institutions and other companies, including MBIA (2008-2016). He also serves on the boards of American Prairie Reserve, Lincoln Center, Third Way, Macaulay Honors College, IQ2, Carnegie Mellon University, and the Asia Society of Northern California.

Educational Background

•	Mr. Coulter received both his B.S. and his M.S. degrees from Carnegie Mellon University.

Specific Qualifications, Attributes, Skills and Experience

•	Mr. Coulter possesses particular knowledge and experience in a variety of areas, including experience as both a senior executive of publicly traded financial services corporations and as a director of public and private companies. His extensive experience in corporate finance, capital markets, economics, risk, compensation, corporate governance and mergers and acquisitions strengthens the Board of Directors’ collective knowledge, capabilities, and experience.
Claude Germain
Years of Service: 4 Age: 53 Board Committees: Compensation & Talent Management Committee (Chair), Nominating & Corporate Governance Committee Independent: Yes
Claude Germain has served as a director since July 2016 and is the Chair of the Compensation and Talent Management Committee. Mr. Germain also served as a director of TAL from February 2009 to July 2016. Since 2010, Mr. Germain has been a principal in Rouge River Capital, an investment firm focused on acquiring controlling stakes in private midmarket transportation and manufacturing companies. From 2011 to 2013, Mr. Germain was also President and CEO of SMTC Corporation, a global manufacturer of electronics based in Markham, Ontario. From 2005 to 2010, Mr. Germain was Executive Vice President and Chief Operating Officer for Schenker of Canada Ltd., an affiliate of DB Schenker, one of the largest logistics service providers in the world. Prior to that, Mr. Germain was the President of a Texas-based third-party logistics firm and a management consultant specializing in distribution for The Boston Consulting Group. Mr. Germain serves on the boards of several private companies, as well as Canada Post Corporation. In 2002 and 2007, Mr. Germain won Canadian Executive of the Year in Logistics.

Educational Background

•	Mr. Germain holds an MBA from Harvard Business School and a Bachelor of Engineering Physics (Nuclear) from Queen’s University.

Specific Qualifications, Attributes, Skills and Experience

•	Mr. Germain possesses particular knowledge and experience in a variety of areas, including logistics, transportation, distribution, and strategic planning that strengthens the Board of Directors’ collective knowledge, capabilities, and experience.

Kenneth Hanau
Years of Service: 4 Age: 54 Board Committees: Audit Committee Independent: Yes
Kenneth Hanau has served as a director since July 2016. Mr. Hanau also served as a director of TAL from October 2012 to July 2016. Mr. Hanau is a Managing Director at Bain Capital Private Equity, a unit of Bain Capital, one of the world’s foremost private investment firms with approximately $75 billion in assets under management. He has significant experience in private equity investing, with specialized focus in the industrial and business services sectors, and currently leads Bain Capital Private Equity’s North American industrials team. Prior to joining Bain Capital in 2015, Mr. Hanau was the Managing Partner of 3i’s private equity business in North America. Previously, Mr. Hanau held senior positions with Weiss, Peck & Greer and Halyard Capital. Before that, Mr. Hanau worked in investment banking at Morgan Stanley and at K&H Corrugated Case Corporation, a family-owned packaging business. Mr. Hanau is a certified public accountant and started his career with Coopers & Lybrand.

Educational Background

•	Mr. Hanau received his B.A. with honors from Amherst College and his M.B.A. from Harvard Business School.

Specific Qualifications, Attributes, Skills and Experience

•	Mr. Hanau possesses particular knowledge and experience in a variety of areas, including corporate finance, capital markets, accounting and strategic planning that strengthens the Board of Directors’ collective knowledge, capabilities, and experience.
John Hextall
Years of Service: 4 Age: 63 Board Committees: Compensation and Talent Management Committee Independent: Yes
John S. Hextall has served as a director since July 2016. Mr. Hextall is Chief Executive Officer of Shanghai based De Well Group, a privately held logistics company, a position he has held since October 2016, and is President and founder of Steers, Inc., a strategy and management consulting firm. From 2010 to 2016, Mr. Hextall served as President and CEO of the North American Region of Kuehne + Nagel, Inc., a leading global transportation and logistics provider. He also served as CEO of Nacora Insurance Brokers Inc. Prior to his role at Kuehne + Nagel, Inc., Mr. Hextall had a wide-ranging, 17-year career at UTi Worldwide Inc., a supply chain management company, including serving as a member of UTi’s Executive Management Board from 2005 to 2009, Executive Vice President and President of Freight Forwarding from 2008 to 2010, Executive Vice President and Chief Operating Officer from 2007 to 2008 and Executive Vice President and Global Leader of Client Solutions & Delivery from 2006 to 2007. Prior to his career with UTi, Mr. Hextall worked at BAX Global (formerly Burlington Air Express), Booker Group and Unilever. He also serves on the board of directors of Pacific National in Australia.

Educational Background

•	Mr. Hextall received a Bachelor of Science, Combined Honors Degree in Transport Planning & Operations, Urban Planning and Computer Science, at the Faculty of Engineering from Aston University in Birmingham, UK.

Specific Qualifications, Attributes, Skills and Experience

•	Mr. Hextall possesses particular knowledge and experience in a variety of areas, including logistics, transportation, distribution, risk management and strategic planning that strengthens the Board of Directors’ collective knowledge, capabilities, and experience.

Robert Rosner
Years of Service: 5 Age: 60 Board Committees: Nominating and Corporate Governance Committee (Chair) Independent: Yes
Robert L. Rosner is a Founding Partner and Co-President of Vestar Capital Partners, Inc. Mr. Rosner has served as a director since October 2015 and is our Lead Independent Director and the Chair of the Nominating and Corporate Governance Committee. He previously served as director of TCIL from 2013 to 2016 and as a member of its Compensation Committee. Mr. Rosner also heads Vestar Capital Partners’ Business Services and Industrial Products Groups. In 2000, Mr. Rosner established Vestar Capital Partners’ operations in Europe and served as President of Vestar Capital Partners Europe from 2000 - 2011, overseeing the firm’s affiliate offices in Paris, Milan and Munich. Prior to the formation of Vestar Capital Partners in 1988, Mr. Rosner was a member of the Management Buyout Group at The First Boston Corporation. He is a director of Civitas Solutions and Edward Don & Company. Mr. Rosner previously served as a director of Institutional Shareholder Services Inc., Group OGF, Seves S.p.A., Sunrise Medical Inc., Tervita Corporation and 21st Century Oncology, Inc.

Educational Background

•	Mr. Rosner received a B.A. in Economics from Trinity College and an M.B.A. with distinction from The Wharton School at the University of Pennsylvania.

Specific Qualifications, Attributes, Skills and Experience

•	Mr. Rosner possesses particular knowledge and experience in a variety of areas, including international business, corporate finance, capital markets, strategic planning and corporate governance that strengthens the Board of Directors’ collective knowledge, capabilities, and experience.
Simon R. Vernon
Years of Service: 4 Age: 61 Board Committees: Independent: No
Simon R. Vernon has served as a director since July 2016. Upon the closing of the merger of TCIL and TAL in July 2016, Mr. Vernon, who had served as the President and Chief Executive Officer of TCIL from 2003 until 2016, became the President of Triton, a position which he held until he retired on February 28, 2018. Before being named President and Chief Executive Officer of TCIL, Mr. Vernon served as Executive Vice President of TCIL beginning in 1999, Senior Vice President beginning in 1996 and Vice President of Global Marketing beginning in 1994. Mr. Vernon also served as Director of Marketing of TCIL beginning in 1986, responsible for Southeast Asia and China and, beginning in 1991, for all of the Pacific basin. Prior to joining TCIL, Mr. Vernon served as chartering manager at Jardine Shipping Limited from 1984 to 1985, as a manager in the owner’s brokering department at Yamamizu Shipping Company Limited from 1982 to 1984 and as a ship broker with Matheson Charting Limited from 1980 to 1982. Mr. Vernon is also a director of Through Transport Club (Bermuda).

Educational Background

•	Mr. Vernon holds a B.A. from Exeter University in England.

Specific Qualifications, Attributes, Skills and Experience

•	Mr. Vernon possesses particular knowledge and experience in a variety of areas, including extensive industry knowledge as a former senior executive of our company and other leading container leasing companies, as well as logistics, marketing, human capital management, strategic planning, risk management and mergers and acquisitions that strengthens the Board of Directors’ collective knowledge, capabilities, and experience.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINEES LISTED ABOVE TO THE BOARD OF DIRECTORS.

Director with Term Expiring at the Annual Meeting

Karen Austin
Years of Service: 1 Age: 58 Board Committees: Audit Committee Independent: Yes
Karen Austin has served as a director since January 2019. Ms. Austin was Senior Vice President and Chief Information Officer of Pacific Gas & Electric Company, a natural gas and electric utilities company headquartered in California from June 2011 through August 2018. Before joining PG&E, Ms. Austin served as Senior Vice President and President of Consumer Electronics of Sears Holdings Corporation from January 2009 to May 2011 and as its Executive Vice President and Chief Information Officer from March 2005 to January 2009. Ms. Austin joined Kmart Corporation in 1984 and served, before its merger with Sears, Roebuck and Co. in 2005, as its Senior Vice President and Chief Information Officer from April 2002 to March 2005 and Vice President, Applications from January 2000 to April 2002. From June 2014 until August 2018, Ms. Austin served as a director of Verifone Inc.

Educational Background

•	Ms. Austin holds a B.S. degree in Computer Science from Trine University.

Specific Qualifications, Attributes, Skills and Experience

•	Ms. Austin possesses particular knowledge and experience in a variety of areas, including cybersecurity, information technology and enterprise systems, change management and engineering that strengthens the Board of Directors’ collective knowledge, capabilities, and experience.

COMPENSATION OF DIRECTORS

The goal of our director compensation program is to attract, motivate and retain directors capable of making significant contributions to the long-term success of our Company. It is also intended to further align the interests of directors with those of our shareholders. In 2019, annual compensation for our non-executive directors was comprised of a mix of cash and equity-based compensation. The Nominating and Corporate Governance Committee, working with the Compensation and Talent Management Committee, is responsible for reviewing the compensation paid to our non-executive directors and making recommendations for adjustments, as appropriate, to the Board. In that regard, the Nominating and Corporate Governance Committee periodically receives competitive benchmarking information on director compensation practices from its independent compensation consultant.

Each of our non-executive directors receives an annual cash retainer for serving on the Board of Directors, an additional cash retainer for each committee they serve on, and an additional cash retainer if they serve as the chair of a committee. Mr. Rosner receives an additional cash retainer for serving as Lead Independent Director. In addition, our non-executive directors are granted common shares annually. All of our directors are reimbursed for reasonable out-of-pocket expenses incurred in connection with their attendance at Board and committee meetings, as well as shareholder meetings.

Under the terms of the Triton International Limited 2016 Equity Incentive Plan (the “2016 Equity Incentive Plan”), the maximum number of common shares that may be granted in any one fiscal year to any non-executive director, taken together with any cash retainer fees paid to such non-executive director during such fiscal year, may not exceed $500,000 in total value. The Nominating and Corporate Governance Committee believes that these restrictions represent meaningful limits on the total annual compensation payable to our non-executive directors.

The following table sets forth information regarding the compensation earned by our non-executive directors in 2019. Mr. Sondey does not receive additional compensation for serving as a director.

DIRECTOR COMPENSATION TABLE

	Fees Earned or Paid in Cash(1)	Common Shares Awards(2)	All Other Compensation(3)	Totals
Robert Alspaugh	$90,000	$150,311	$—	$240,311
Karen Austin	$75,000	$200,261	$—	$275,261
Malcolm P. Baker	$75,000	$150,311	$—	$225,311
David Coulter	$85,000	$150,311	$—	$235,311
Claude Germain	$95,000	$150,311	$—	$245,311
Kenneth J. Hanau	$75,000	$150,311	$—	$225,311
John Hextall	$75,000	$150,311	$—	$225,311
Robert Rosner(4)	$95,000	$150,311	$—	$245,311
Simon Vernon	$60,000	$150,311	$340,000	$550,311
(1)	Each of our non-executive directors receives a $60,000 base annual retainer, a $15,000 annual fee for serving on one committee, an additional $10,000 annual fee for serving on a second committee, an additional $10,000 annual fee for serving as the Chair of a committee, except that the Chair of the Audit committee receives an additional $15,000 annual fee for serving as Chair, and the Lead Independent Director receives an additional $10,000 annual fee. The annual retainer and annual fees are paid quarterly.
(2)	On April 25, 2019, our non-executive directors were each granted 4,615 common shares. These common shares were fully vested upon grant and had a grant date fair value of $150,311 (based on the closing price of $32.57 per share). Karen Austin received an initial grant on February 12, 2019, in connection with her joining the Board of 1,500 shares which were fully vested upon grant and had a grant date fair value of $49,950 (based on the closing price of $33.30 per share). For discussion regarding the assumptions used in valuing these common share grants, please refer to Note 9 to the 2019 Consolidated Financial Statements in the Company’s Form 10-K filed on February 14, 2020. There were no outstanding unexercised options or unvested share awards held by our non-executive directors as of December 31, 2019.
(3)	Includes $250,000 paid to Mr. Vernon under the terms of his consulting agreement, as well as $90,000 paid to him for service as the Company’s representative on other companies’ boards of directors. See “Certain Relationships and Related Party Transactions.”
(4)	Fees and common share awards were paid on Mr. Rosner’s behalf to Vestar Capital Partners LLC.

Director Share Ownership Guidelines

Directors are required to maintain ownership of Company common shares with a market value equal to three times the base annual retainer received by the director. If at any time a director is not in compliance with these guidelines, the director will be required to retain 100 percent of the net (after taxes) common shares received until the guideline is met.

All directors were in compliance with the guidelines as of December 31, 2019. Mr. Rosner, as Co-President of Vestar Capital Partners LLC, the Company’s largest shareholder, has his director share grants and compensation paid to Vestar, and is exempted from the guidelines.

COMPENSATION DISCUSSION AND ANALYSIS

This compensation discussion and analysis describes the material elements of our compensation program for our Chief Executive Officer, Chief Financial Officer and three other most highly compensated executive officers (the “Named Executive Officers”) who were:

•	Brian M. Sondey	Chairman, Chief Executive Officer
•	John Burns	Senior Vice President and Chief Financial Officer
•	John F. O’Callaghan	Executive Vice President, Global Head of Field Marketing and Operations
•	Kevin Valentine	Senior Vice President, Triton Container Sales
•	Carla Heiss	Senior Vice President, General Counsel and Secretary

2019 Business Overview

Triton is the world’s largest lessor of intermodal containers. Intermodal containers are large, standardized steel boxes used to transport freight by ship, rail or truck. Because of the handling efficiencies they provide, intermodal containers are the primary means by which many goods and materials are shipped internationally. We also lease chassis, which are used for the transportation of containers.

Our consolidated operations include the acquisition, leasing, re-leasing and subsequent sale of multiple types of intermodal containers and chassis. As of December 31, 2019, our total fleet consisted of 3.6 million containers and chassis, representing 6.1 million twenty-foot equivalent units (“TEU”) or 6.9 million cost equivalent units (“CEU”). We have an extensive global presence, offering leasing service through 20 offices in 13 countries and 410 third-party container depot facilities in 44 countries as of December 31, 2019. Our primary customers include the world’s largest container shipping lines.

Triton achieved solid results in 2019 in a highly challenging market environment. Our adjusted earnings per share (“EPS”) and adjusted return on equity were very close to the targets set by the Compensation and Talent Management Committee (the “Compensation Committee”) for annual incentive plan purposes, though our asset growth fell well below our target. Global economic conditions softened in 2019, and the ongoing trade dispute between the United States and China created uncertainty and negatively impacted shipping activity, leading to weak leasing demand. Despite these weak market conditions, Triton’s financial performance remained solid due to our industry-leading cost structure and operating capabilities, our well-protected long-term lease portfolio and disciplined capital management. Our investment level in new containers was quite limited due to the weak demand conditions, but we redirected our strong cash flows to other high return investments. In 2019, we paid $2.08 per share on our common shares, repurchased over 6.9 million common shares during the year, representing 8.8% of the shares outstanding at the beginning of the year and repurchased all of the third-party interests in a portfolio of containers at compelling values.

The tables below summarize our historical performance against the targets established by our Compensation Committee for purposes of our annual incentive program over the last three years.

Compensation Objectives and Philosophy

We seek to provide our senior executives with compensation packages that:

•	fairly reward the executives for their contributions to the Company
•	allow the Company to recruit and retain high quality individuals
•	are straightforward for our senior executives and our shareholders to understand and value
•	link a substantial portion of overall compensation to short-term and long-term measures of performance to motivate our senior executives and align their interests with those of our shareholders
•	do not promote excessive risk taking

The Compensation Committee oversees our compensation and employee benefit plans and practices, including our annual short-term and equity-based long term incentive programs, and in doing so, reviews each annually to see that they do not encourage excessive risk taking. We believe that our compensation practices, which link a substantial portion of executive pay to the Company’s long-term performance, and require executives to meet minimum share ownership requirements, mitigate excessive risk taking. We also have a policy prohibiting employees from engaging in speculative transactions involving our common shares, including hedging or pledging transactions. For additional information on these policies, see “Anti-Hedging and Anti-Pledging Policy” on page 29 of this proxy statement.

Executive Compensation Practices

What We Do		What We Don’t Do
✔	Link a substantial portion of executive pay to Company performance through our annual and long-term incentive plans	✘	We do not provide single-trigger change-in-control provisions
✔	Compare executive compensation and Company performance to relevant peer group companies	✘	We do not implement pay policies or practices that pose material adverse risk to the Company
✔	Require executives and directors to meet meaningful share ownership requirements	✘	We do not allow any hedging or pledging of equity holdings by executives or directors
✔	Subject executive compensation to a clawback policy	✘	We do not provide tax gross-ups
✔	Provide only limited perquisites	✘	We do not pay dividends on unvested share awards; dividends are accrued and paid only if the underlying share awards vest
✔	Hold an annual “Say-on-Pay” vote
✔	Use an independent compensation consultant	✘	We do not guarantee the payment of bonuses

Consideration of Say-On-Pay Vote

Our shareholders are being provided with an opportunity at the Annual Meeting to cast an advisory vote on the 2019 compensation of our Named Executive Officers.  Although the outcome of such vote will not be binding on us, we value the input from our shareholders on our executive compensation program. At our 2019 annual meeting of shareholders, 98.1% of votes cast were in support of the 2018 compensation of our Named Executive Officers. Our Compensation Committee believes that the high level of support for the say-on-pay vote indicates support for our program.

Principal Elements of Our Executive Compensation Program

The following table sets forth information about each principal pay element and its objectives and key features. Each of these elements is described in more detail below in this “Compensation Discussion and Analysis.”

Element	Incentive Type	Objectives
Base salary	Fixed	Ensure competitive salaries to attract and retain key executives
Annual cash-based incentive compensation	Performance-Based	Reward executives for annual Company and individual performance
Long-term incentive compensation	Performance-Based	Align executive and shareholder interests by linking long-term compensation with shareholder value creation

2019 Target Compensation Mix for CEO and other NEO’s

Roles and Responsibilities

The Compensation Committee is comprised of three independent directors: Claude Germain (Chair), David Coulter and John Hextall. In accordance with its written charter, the Compensation Committee is responsible for establishing and overseeing our compensation and benefit philosophies, plans and practices, including the compensation for our Named Executive Officers.

The Compensation Committee annually evaluates the performance of the Chief Executive Officer and all other executive officers in light of the goals and objectives of the Company’s executive compensation plans and determines and approves the Chief Executive Officer’s and other executive officers’ compensation levels based on this evaluation. The Compensation Committee has the authority under its charter to retain compensation consultants to assist it in setting executive compensation.

In determining annual executive compensation, the Compensation Committee considers the following:

•	executive compensation history;
•	comparable company performance and compensation; and
•	executive and Company performance relative to established targets.

At the Compensation Committee’s request, Mr. Sondey provides input regarding the performance and compensation of the other Named Executive Officers.

Determining Performance Goals

The Compensation Committee sets performance goals under the annual incentive plan and long-term incentive plan to support the Company’s short- and long-term business plans and strategies. In setting the performance goals, the Compensation Committee considers the Company’s annual and long-term business plans and strategies and other factors, including economic and industry conditions, pay for performance alignment and the pay practices of the compensation peer group companies. The Compensation Committee sets challenging, but achievable, goals for the Company and its key executives to drive the achievement of short- and long-term objectives.

Competitive Market Positioning

In 2019, the Compensation Committee retained Meridian Partners LLC as its independent compensation consultant to provide advice and recommendations to the Compensation Committee with respect to the Company’s executive compensation programs.

Meridian assessed the overall target and actual compensation levels and analyzed the mix of base salary, annual incentive compensation and long-term compensation of the named executive officers at a select group of peer companies. The Compensation Committee did not specifically link the target or actual compensation levels of our Named Executive Officers to those at the selected peer companies, but rather used the peer analysis as a point of reference when determining appropriate overall compensation levels and mix of compensation for our Named Executive Officers. Meridian also provided survey information about overall compensation and the mix of compensation at a wider range of businesses. The Compensation Committee used this survey data as an additional point of reference.

The peer group companies used by Meridian in the 2019 review were:

•	Aircastle Limited	•	Herc Holdings Inc.
•	Air Lease Corp.	•	Hub Group
•	Atlas Air Worldwide Holdings	•	Matson
•	Forward Air	•	Mobile Mini
•	GATX	•	Werner Enterprise Holdings
•	H&E Equipment Services

For purposes of the defining the Company’s peer group, Meridian selected companies that operate in similar or adjacent industries, such as the leasing of transportation and other equipment, shipping, freight forwarding, and trucking that are similar to Triton in terms of revenues, asset size and market capitalization. The Company’s two public container leasing company peers, Textainer Group Holdings Limited (“Textainer”) and CAI International, Inc. (“CAI”), were excluded from the executive compensation peer group. Textainer was excluded because, as a foreign private issuer, it is not required to file a definitive proxy statement but rather includes high-level summary compensation information in its annual report on Form 20-F; accordingly, the compensation details provided are not specific enough to be used in the peer group analysis. CAI’s revenue and market capitalization figures range from 15% to 35% of the corresponding metrics of the Company, and therefore CAI was considered to be too small to be included in the executive compensation peer group. The composition of the peer group is reviewed annually to ensure it remains appropriate in terms of company size and business focus. For 2019, the peer group was unchanged from 2018.

The following tables summarize the key financial and performance metrics of the pay peer group:

	Revenue (Year Ended 12/31/2019)	Total Assets (As of 12/31/2019)	Market Capitalization (As of 12/31/2019)
	(millions)	(millions)	(millions)
33rd Percentile	$1,377	$2,134	$1,718
Median	$1,705	$3,331	$1,849
66th Percentile	$2,065	$6,118	$2,435
Triton International Limited	$1,347	$9,643	$2,903

The 2019 benchmarking analysis indicated that total direct compensation (i.e., base salary, plus target annual bonus, plus long term incentive compensation) for the CEO was slightly above the peer group median, mainly due to higher than median long-term equity compensation. The total compensation of the remaining Named Executive Officers at the time of the analysis was below the market median of the peer group. The Compensation Committee also evaluated the Company’s financial performance relative to the financial performance of the selected peer companies. The analysis demonstrated that the Company’s performance was in the top quartile of the peer group based on three-year total shareholder return (“TSR”) and one and three-year return on equity.

Elements of Compensation

Our executive compensation program in 2019 consisted of the following principal elements:

•	base salary;
•	annual cash-based incentive compensation; and
•	equity-based long-term compensation.

We also provide certain retirement and other employee benefits. Further details on each element of compensation are discussed below.

Base Salary

The Compensation Committee believes that competitive base salaries are necessary to attract and retain managerial talent. Base salaries are set at levels considered to be appropriate for the scope of the job function, the level of responsibility of the individual, the skills and qualifications of the individual, the amount of time spent in the position, internal pay relationships and geographic circumstances. Base salaries are also evaluated relative to the amounts paid to executive officers with similar qualifications, experience and responsibilities at the peer group companies.

Our Compensation Committee reviews the performance and sets the salary for our Chief Executive Officer on an annual basis. As part of this process, our Chief Executive Officer makes salary recommendations to the Committee concerning our other Named Executive Officers, and the Compensation Committee reviews these recommendations and may approve or change the salary amounts for our other Named Executive Officers based on these recommendations.

The following is a summary of our Named Executive Officers’ base salaries for 2019:

Summary of Named Executive Officers’ Base Salaries

Name	2019 Base Salary	2018 Base Salary	Increase to Base Salary
Brian M. Sondey	$930,000	$900,000	3.3%
John Burns	$455,000	$440,000	3.4%
John F. O’Callaghan	$445,475	$425,973	3.2%
Kevin Valentine	$370,000	$355,000	4.2%
Carla Heiss(1)	$400,000	$—	—%

(1)	Ms. Heiss joined the Company in December 2019. Amount shown is annualized.

Annual Incentive Compensation

Our executive compensation program provides for annual cash-based incentive compensation in order to incentivize our Named Executive Officers to achieve short-term financial and strategic priorities.

2019 Annual Incentive Plan

The Compensation Committee established a 2019 annual incentive plan that covered all Triton executives, including our Named Executive Officers. The Compensation Committee established the target incentive compensation amount and target incentive compensation range for the Chief Executive Officer. The Chief Executive Officer made target incentive compensation recommendations to the Compensation Committee for the other Named Executive Officers, and the Compensation Committee reviewed the Chief Executive Officer’s recommendations and approved the recommendations after discussion and refinements. Targets were set at levels considered appropriate for the job function and skills of each individual, and to reflect the individual’s ability to impact Company performance. Targets were also evaluated relative to peer group levels, and generally referenced to benchmark data. Under the plan, incentive compensation targets and ranges are expressed as a percentage of base salary, as set forth in the table below.

Annual Incentive Award Opportunity and Results for Named Executive Officers

Name	Target (% of Salary)	Range (% of Salary)	Actual (% of Salary)
Brian M. Sondey	100	0 - 200	91
John Burns	60	0 - 120	50
John F. O’Callaghan	60	0 - 120	50
Kevin Valentine	60	0 - 120	59
Carla Heiss(1)	60	0 - 120	—
(1)	Ms. Heiss joined the Company in December 2019 and did not participate in the annual incentive plan for 2019.

Payout calculations under the 2019 annual incentive plan were based 50% on Triton’s 2019 consolidated financial performance and 50% on individual performance. The actual payout under the Company financial performance and individual performance elements of the plan could range from 0% to 200% based on actual performance compared to target levels, and the Compensation Committee could also use a subjective assessment of the perceived strength and contributions of each of the executive officers to increase or decrease the calculated payout levels. All annual incentive awards earned by our Named Executive Officers are subject to our clawback policy.

For 2019, the Compensation Committee established the following financial performance metrics, weightings and targets for purposes of the annual incentive program:

2019 Annual Incentive Plan Company Financial Performance Targets and Results

Consolidated financial performance	Weighting	Target	Threshold	Maximum	Actual
Adjusted EPS	60%	$4.65	$4.19	$5.58	$4.57
Growth in Revenue Earning Assets	20%	5%	0%	10%	(5.8)%
Adjusted Return On Equity	20%	15.4%	13.9%	18.5%	16.0%

The Compensation Committee believes that these financial metrics incentivize achievement of short-term progress toward long-term value creation as follows:

Metric	Objective
Adjusted EPS	Measures our core profitability and success in achieving profitable growth for our shareholders.
Growth in Revenue Earning Assets	Measures our ability to grow our business and market position in a competitive environment.
Adjusted Return On Equity	Measures how efficiently management uses investors’ capital to generate profits.

For 2019, individual performance objectives set by the Compensation Committee for the Named Executive Officers and results achieved for the year are described in the table below:

Annual Incentive Plan Individual Performance Targets and Results for Named Executive Officers.

Individual Performance Critical Area	Weighting	Target Objective		Actual Result
Marketing and Container Fleet Performance	50%	•	Extend significant portion of expired / expiring leases	•	Achieved
		•	Achieve 97% Average Utilization for 2019	•	Close to achieved
		•	Maintain investment returns above threshold level	•	Achieved, though with limited volume
		•	Achieve significant trading transactions with multiple parties	•	Achieved
		•	Realize average dry container sale prices above residual values	•	Achieved

Individual Performance Critical Area	Weighting	Target Objective		Actual Result
Corporate Strategy and Capital Management	40%	•	Introduce new structures to reduce end of lease volatility	•	Not achieved
		•	Introduce web-based container sales	•	Achieved
		•	Complete meaningful financings with new sources/structures	•	Achieved
		•	Make significant progress streamlining financial documents and structures	•	Some progress
Enhance and Formalize Organizational Commitment to Environment and Social Betterment	10%	•	Increase container leasing industry focus on reducing environmental impact	•	Some progress
		•	Enhance monitoring of vendor environmental and social programs	•	Some progress
		•	Increase corporate diversity	•	Some progress

Long-Term Equity Based Compensation

We utilize long-term equity based compensation for key employees, including our Named Executive Officers, to align their compensation with the growth of long-term value for our shareholders, to motivate them to achieve long-range goals and as a retention tool. The Compensation Committee administers our long-term equity compensation plans and determines the individuals eligible to receive awards, the types of awards, the number of common shares subject to the awards, the value and timing of awards, and the other terms, conditions, performance criteria and restrictions on the awards. Long-term incentive awards earned by our Named Executive Officers are subject to our clawback policy.

Currently, the Company utilizes a mix of time-based and performance-based restricted shares for its long term incentive compensation awards, as further described below. In determining the value of awards granted to the Named Executive Officers for 2019, the Compensation Committee considers individual performance, the contributions of each executive officer to the Company’s success, each executive officer’s relative experience and future leadership potential and how the executive officer’s total and long-term equity-linked compensation compared to levels at our peer group companies.

All share awards granted under our equity incentive program have a 3-year cliff vesting period, with 50% of the shares constituting time-based awards contingent on the executive’s continued employment with the Company through the vesting date, and 50% constituting performance-based awards contingent on the Company’s TSR over the three-year performance period (subject to the executive’s continued employment) versus the TSR over the same period of the following peer companies:

•	Aircastle	•	Hub Group
•	Air Lease Corp.	•	Matson
•	CAI International, Inc.	•	Mobile Mini
•	Forward Air	•	Textainer Group Holdings
•	GATX	•	United Rentals
•	H&E Equipment Services

The performance-based share awards granted in 2019 for the 2019-2021 performance period will vest between 50% and 150% of the target award granted in accordance with the methodology set forth below:

•	The TSR of each peer company over the three-year performance period will be calculated and ranked, provided that Textainer will be included on the list three times and CAI will be included on the list twice, as they are direct competitors of the Company and provide a common basis for comparison.
•	If the Company’s TSR over the three-year performance period is in the bottom one-third of the peer companies, 50% of the target performance-based restricted shares will vest.
•	If the Company’s TSR over the three-year performance period is in the middle one-third of the peer companies, 100% of the target performance-based restricted shares will vest.
•	If the Company’s TSR over the three-year performance period is in the top one-third of the peer companies, 150% of the target performance-based restricted shares will vest.

The peer companies used for purposes of the 2019-2021 performance-based share awards are substantially similar to the peer group used by Meridian to assess market-based compensation for Named Executive Officers in 2019, except that Textainer and CAI, the Company’s publicly traded container leasing peers, are included in the TSR peer group. Additionally, Meridian excluded United Rentals and included Atlas Air Worldwide Holdings, Herc Holdings Inc. and Werner Enterprise Holdings in accordance with the methodology discussed above under “Competitive Market Positioning.”

The following table lists the restricted share grants to the Named Executive Officers in 2019:

Named Executive Officers’ 2019 Share Grants

			Performance-Based
Name	Vesting Date	Time-Based	Minimum	Target	Maximum
Brian M. Sondey	January 1, 2022	33,764	16,882	33,763	50,645
John Burns	January 1, 2022	7,128	3,564	7,128	10,692
John F. O’Callaghan	January 1, 2022	6,603	3,301	6,602	9,903
Kevin Valentine	January 1, 2022	6,453	3,226	6,452	9,678
Carla Heiss	December 3, 2022	5,650	2,825	5,650	8,475

Additionally, each year, following the end of a three-year performance-based share award cycle, vesting is calculated based on results achieved for the performance period. For the 2016-2019 performance period, the performance-based share awards vested at the maximum level. The following table shows the results for the 2016-2019 performance period for the Named Executive Officers as well as time-based awards that vested in 2019. Amounts shown below are included in the Options Exercised and Stock Vested table on page 33 of this proxy statement:

	2016-2019 Time-Based Awards		2016-2019 Performance-Based Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Brian M. Sondey	105,212	$3,389,160	92,765	$3,032,488
John Burns	31,372	$1,008,541	26,090	$852,882
John F. O’Callaghan	26,726	$846,907	12,755	$416,961
Kevin Valentine	24,270	$779,616	19,713	$644,418
Carla Heiss	—	$—	—	$—

Executive Share Ownership Guidelines

The Company has adopted share ownership guidelines to help achieve our compensation objective of linking the interests of our executives to those of our shareholders. The guidelines provide that each Named Executive Officer must maintain ownership of a number of Company shares with a market value equal to the specified multiple of the executive’s base salary as shown in the table below:

Name	Stock Ownership Target as a Multiple of Salary
Brian M. Sondey	6
John Burns	3
John F. O’Callaghan	2
Kevin Valentine	2
Carla Heiss	2

As of December 31, 2019, all of our Named Executive Officers had met their required ownership levels, except Ms. Heiss who joined the Company in December 2019. Ownership that counts for the guidelines includes common shares, unvested time-based restricted shares or restricted share units, unvested time-based share options or share appreciation rights, unvested performance-based share appreciation rights, and shares or units held by a Named Executive Officer in any deferral plan. For performance-based share awards, the minimum number of shares that will be awarded under the grant count towards the ownership guidelines.

If at any time a Named Executive Officer is not in compliance with these guidelines, the Named Executive Officer will be required to retain 50 percent of the net (after taxes) shares received upon the exercise of any share options or share appreciation rights and/or upon the vesting of any restricted shares or restricted share units until the guideline ownership levels have been reached.

Clawback Policy

The Company has a clawback policy to encourage sound risk management and accountability. The clawback policy provides that performance-based compensation awarded to or earned by our executive officers (including under the annual incentive plan and the long-term incentive plan) may be required to be forfeited or repaid to the Company in the event of a restatement of the Company’s financial statements. Compensation subject to recovery includes the excess amounts of performance-based compensation awarded or paid to the executive due to the misstated financial results, and covers awards for the three-year period preceding the date of the financial restatement. The Compensation Committee administers and makes determinations under the clawback policy.

Employee Benefits

We provide health and welfare benefits to our employees, including all of our Named Executive Officers. For our U.S. based Named Executive Officers, we provide a defined contribution 401(k) plan with a 100% Company matching contribution up to $6,000, subject to IRS regulations and plan contribution limits. For Mr. O’Callaghan, we provide a UK stakeholder pension scheme with a 100% Company matching contribution on up to 5% of the employee’s annual salary subject to HMRC’s regulations and plan contribution limits.

Deferred Compensation Plan

We do not offer a deferred compensation plan to our Named Executive Officers.

Pension Plan

We do not offer a defined benefit pension plan to our Named Executive Officers.

Personal Benefits

Consistent with our pay-for-performance philosophy, we provide limited executive perquisites. See the “All Other Compensation” column of the Summary Compensation Table and the notes thereto on page 31 of this proxy statement for a description of the perquisites provided to the Named Executive Officers.

Change in Control Provisions

Unvested restricted share awards do not vest solely upon a Change in Control (as defined in the 2016 Equity Incentive Plan). All of our unvested restricted share awards outstanding under the 2016 Equity Plan are “double-trigger” in nature, meaning that the awards will vest (with any applicable performance conditions deemed to be fully achieved) if, within two years following a Change in Control, the recipient experiences a qualifying termination of employment. Otherwise, we have no individual change of control agreements with any of our Named Executive Officers.

Employment Agreement with Mr. Sondey

In November 2004, TAL entered into an employment agreement with Mr. Sondey in order to retain Mr. Sondey’s services as TAL’s Chief Executive Officer. The employment agreement was assumed by the Company in connection with the closing of the merger of TCIL and TAL in July 2016. The employment agreement currently provides for automatically renewing successive one-year terms subject to at least 90 days’ advance notice by either party of a decision not to renew the employment agreement. Mr. Sondey’s base salary for 2019 was $930,000 and under the terms of the employment agreement, is increased annually to reflect his performance and increases in the consumer price index. Mr. Sondey is also entitled to certain perquisites, as well as other benefits that are provided to other employees, which include health and disability insurance and paid vacations. Mr. Sondey is entitled to severance pay if his employment is terminated by us without cause (as defined in the employment agreement), if he terminates his employment for good reason (as defined in the employment agreement) or if he dies or becomes disabled. Upon a termination without cause or for good reason, Mr. Sondey is entitled to severance pay equal to his base salary and incentive compensation for 18 months. Upon a termination due to death or disability, Mr. Sondey is entitled to severance pay equal to his base salary and incentive compensation for one year plus a pro-rated portion of the bonus (based on the period from the beginning of the year through the date of termination) that he would have been entitled to receive had his employment not terminated. Upon termination of Mr. Sondey’s employment for any reason or no reason, subject to our election to continue to pay to Mr. Sondey his base salary for a one-year period following such termination, unless such termination is for cause, Mr. Sondey will be restricted from competing with us for a period of one year following such termination.

Non-Compete Agreements

We have not entered into employment agreements with any of our other Named Executive Officers. However, all of our Named Executive Officers are bound by non-compete agreements, which provide that upon the termination of a Named Executive Officer’s employment for any reason or no reason, subject to our election to continue to pay to that Named Executive Officer his or her base salary for a one year period following such termination, unless such termination is for cause, the Named Executive Officer will be restricted from competing with us for a period of one year following such termination. Under the non-compete agreements, our Named Executive Officers are also prohibited from disclosing any of our confidential information.

Employee Severance Plan

Our Named Executive Officers (other than Mr. Sondey) participate in the Employee Severance Plan, which provides benefits to all eligible employees upon a termination of employment by the Company without cause or by the participant for good reason (each as defined in the Employee Severance Plan), subject to the participant’s execution of a release of claims in connection with his or her termination of employment. These severance benefits consist of: (1) for those employees with less than 3 completed years of service, a base amount of 4 weeks of pay plus 1 additional week of pay for each completed year of service, and for those employees with 3 or more completed years of service, a base amount of 8 weeks of pay plus 1 additional week of pay for each completed year of service, with a maximum award of 32 weeks of pay; (2) Company-provided outplacement services; and (3) payment by the Company of the Company portion of COBRA premiums for Company sponsored group health benefits for a period of up to 6 months (or, if earlier, until the date on which the participant becomes eligible for coverage under another employer-provided plan). For purposes of the Employee Severance Plan, a week of pay is calculated by dividing the eligible employee’s annual base salary plus bonus target by 52. Additionally, under the Employee Severance Plan, all unvested restricted shares which were not granted during the year of termination will fully vest.

Anti-Hedging and Anti-Pledging Policy – Hedging and Pledging of Shares Prohibited

Hedging and similar monetization transactions by a director or an executive officer can lead to a misalignment between the objectives of that director or executive officer and the objectives of our shareholders. The Company’s insider trading policy prohibits employees, officers, and directors from engaging in hedging transactions with respect to Company securities and from pledging Company securities beneficially owned by them, including purchasing Company shares on margin, pledging Company shares to secure a loan, trading in options on the Company’s shares, or short sales of Company shares.

Tax Deductibility of Compensation

Internal Revenue Code Section 162(m) imposes a limit of $1 million per year on the amount of compensation paid to certain executive officers that a company may deduct for any single taxable year. Historically, the deduction limitation did not apply to “qualified performance-based compensation” within the meaning of Section 162(m). However, on December 22, 2017, the U.S. enacted the Tax Cuts and Jobs Act (the “Act”) which made significant changes to Section 162(m) that are generally effective for compensation paid in taxable years beginning after December 31, 2017. The Act eliminates the historic exception for qualified performance-based compensation, unless the compensation qualifies for certain transition relief. In addition, the Act provides that the deduction limitation will apply to an individual who served as the CEO or CFO at any time during the taxable year or one of the three highest compensated officers (other than the CEO or CFO) for the taxable year (collectively, the “covered employees”). Once an individual is a covered employee for a taxable year beginning after December 31, 2016, the individual is considered a covered employee for all future years, including after termination of employment and even after death. Despite these limits on the deductibility of performance-based compensation, the Compensation Committee believes that shareholder interests are best served if its discretion and flexibility in awarding compensation is not restricted, and if a significant portion of our executives’ compensation continues to be tied to the Company’s performance, even though some compensation awards may not be fully tax deductible.

Compensation and Talent Management Committee Interlocks and Insider Participation

None of the members of the Compensation and Talent Management Committee are officers, employees or former officers of the Company. No executive officer of the Company served as a member of the compensation committee (or other committee performing equivalent functions) or board of directors of another entity, one of whose executive officers served on the Compensation and Talent Management Committee or as a director of the Company.

REPORT OF THE COMPENSATION AND TALENT MANAGEMENT COMMITTEE

The Compensation and Talent Management Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation and Talent Management Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

The Compensation and Talent Management Committee

Claude Germain, Chair
David A. Coulter
John S. Hextall

EXECUTIVE COMPENSATION TABLES

SUMMARY COMPENSATION TABLE

The following table summarizes the compensation of our Named Executive Officers for the fiscal years ended December 31, 2019, 2018 and 2017 fiscal years.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Share Awards ($)(1)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Brian M. Sondey	2019	930,000	—		2,210,834	841,650	16,403	3,998,887
Chairman and Chief Executive Officer	2018	900,000	—		2,006,536	1,548,000	18,791	4,473,327
	2017	800,000	362,500		—	1,500,000	15,988	2,678,488

John Burns	2019	455,000	—		466,741	226,590	16,006	1,164,337
Senior Vice President and Chief Financial Officer	2018	440,000	—		444,364	427,680	15,915	1,327,959
	2017	425,000	187,500		—	427,125	15,830	1,055,455

John F. O’Callaghan(5)	2019	445,475	—		432,332	221,847	22,927	1,122,581
Executive Vice President, Global Head of Field Marketing and Operations	2018	425,973	—		382,267	414,045	39,313	1,261,598
	2017	392,496	—		195,935	412,120	41,453	1,042,004

Kevin Valentine	2019	370,000	—		422,510	217,560	15,131	1,025,201
Senior Vice President, Triton Container Sales	2018	355,000	—		358,339	419,610	14,542	1,147,491
	2017	330,000	147,500		—	346,500	14,466	838,466

Carla Heiss	2019	23,077	330,000	(6)	417,196	—	656	770,929
Senior Vice President, General Counsel and Secretary

(1)	Pursuant to SEC guidance, the share award values shown in this column represent the grant date fair value of the time-based and performance-based restricted shares granted by the Company as calculated in accordance with FASB ASC 718 - “Compensation-Stock Compensation” (ASC 718). For further discussion regarding the assumptions used in valuing these share awards, please refer to Note 9 in the 2019 Consolidated Financial Statements in the Company’s Form 10-K filed on February 14, 2020. Dividends are not paid on awards during the vesting period. Actual value to be realized, if any, will depend on the satisfaction of certain pre-established vesting conditions. The awards granted for 2019 are set forth in the “Grants of Plan-Based Awards Table” on page 32.
(2)	The grant date fair value of the performance-based restricted common shares reported in this column assumes that these awards will be earned at the target level of performance. If the maximum level of performance had been assumed, the grant date fair value of the time-based and the performance-based restricted shares granted to our Named Executive Officers would have been as follows for 2019: Mr. Sondey: $2,763,551; Mr. Burns: $583,427; Mr. O’Callaghan: $540,406; Mr. Valentine: $528,129 and Ms. Heiss: $521,495.
(3)	Cash awards earned under our annual incentive compensation program. All incentive compensation payments to our Named Executive Officers are calculated following the closing of the fiscal year and paid out in January/February of the following year.
(4)	For 2019, All Other Compensation consisted of the following:
Name	Savings Plan Company Match ($)	Other Compensation ($)(1)	Total
Brian M. Sondey	6,000	10,403	16,403
John Burns	6,000	10,006	16,006
John F. O’Callaghan	5,162	17,765	22,927
Kevin Valentine	6,000	9,131	15,131
Carla Heiss	—	656	656
(1)	Other compensation includes Company paid car allowances, Company paid life insurance premiums for coverage exceeding $50,000 and Company matching gift donations. In addition, for Mr. O’Callaghan the amount also includes club membership fees.
(5)	Amounts reported in the table for Mr. O’Callaghan were paid in GBP and converted for purposes of this table from GBP to U.S. dollars at an exchange rate of USD 1.293 to GBP 1.0.
(6)	Represents one-time signing bonus paid in December 2019.

GRANTS OF PLAN-BASED AWARDS TABLE

The following table includes certain information with respect to the annual incentive compensation plan awards and equity awards granted to our Named Executive Officers during the fiscal year ended December 31, 2019:

	Grant Date	Estimated Possible Payouts under Non-Equity Incentive Awards			Estimated Future Payouts under Equity Incentive Awards			All Other Share Awards: Number of Shares (#)	Grant Date Fair Value of Share Awards(2)
Name		Minimum ($)(1)	Target ($)	Maximum ($)	Minimum (#)	Target (#)	Maximum (#)
Brian M. Sondey	2/11/2019	$—	$930,000	$1,860,000	16,882	33,763	50,645		$1,105,401
	2/11/2019							33,764	$1,105,433
John Burns	2/11/2019	$—	$273,000	$546,000	3,564	7,128	10,692		$233,371
	2/11/2019							7,128	$233,371
John F. O’Callaghan(3)	2/11/2019	$—	$267,285	$534,570	3,301	6,602	9,903		$216,149
	2/11/2019							6,603	$216,182
Kevin Valentine	2/11/2019	$—	$222,000	$444,000	3,226	6,452	9,678		$211,238
	2/11/2019							6,453	$211,271
Carla Heiss	12/4/2019	$—	$—	$—	2,825	5,650	8,475		$208,598
	12/4/2019							5,650	$208,598

(1)	Awards granted under our annual incentive plan do not have a minimum performance payout.
(2)	Calculated using the February 11, 2019 closing share price of $32.74 and December 4, 2019 closing share price of $36.92.
(3)	Amounts reported in the “Non-Equity Incentive Award” column are based on an exchange rate of USD 1.293 to GBP 1.0.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END TABLE

The following table includes certain information with respect to restricted share awards held by each of our Named Executive Officers as of December 31, 2019.

	Stock Awards
	Time-Based Restricted Shares		Performance-Based Restricted Shares		Combined Totals
Name	Number of Shares or Units That Have Not Vested (#)(1)	Market Value of Shares or Units That Have Not Vested ($)(2)	Number of Unearned Shares That Have Not Vested (#)(3)	Market or Payout Value of Unearned Shares That Have Not Vested ($)(2)	Total Number of Unvested Time-Based and Time and Performance-Based Restricted Shares (#)	Combined Market Value of Unvested Time-Based and Time and Performance-Based Restricted Shares ($)
Brian M. Sondey(4)	61,101	$2,456,260	91,649	$3,684,290	152,750	$6,140,550
John Burns(5)	13,181	$529,876	19,772	$794,834	32,953	$1,324,710
John F. O’Callaghan(6)	15,901	$639,220	22,827	$917,645	38,728	$1,556,865
Kevin Valentine(7)	11,335	$455,667	17,000	$683,400	28,335	$1,139,067
Carla Heiss(8)	5,650	$227,130	8,475	$340,695	14,125	$567,825
(1)	Amounts appearing in this column include (1) time-based restricted shares granted by the Company in February 2018 and February 2019 to each of our Named Executive Officers (other than Ms. Heiss), (2) time-based restricted shares granted by the Company to Mr. O’Callaghan in January 2017 and (3) time-based restricted shares granted by the Company to Ms. Heiss in December 2019. The share grants have three-year cliff vesting contingent upon continued employment with the Company.
(2)	The closing price of the Company’s common shares on December 31, 2019 was $40.20.

(3)	Amounts appearing in this column include (1) performance-based restricted shares granted by the Company in February 2019 and February 2018 to each of our Named Executive Officers (other than Ms. Heiss), (2) performance-based restricted shares granted by the Company to Mr. O’Callaghan in January 2017 and (3) performance-based restricted shares granted by the Company to Ms. Heiss in December 2019. The performance-based restricted share grants have three-year cliff vesting contingent upon continued employment with the Company, and are also contingent upon meeting certain performance-based criteria, as described above in the Compensation Discussion & Analysis. The amounts appearing in this column assume that the maximum number of performance-based restricted shares will be earned.
(4)	Mr. Sondey’s restricted shares vest as follows: 68,341 on January 1, 2021 and 84,409 on January 1, 2022 (which both include the maximum of the performance-based share grants).
(5)	Mr. Burns’ restricted shares vest as follows: 15,133 on January 1, 2021 and 17,820 on January 1, 2022 (which both include the maximum of the performance-based share grants).
(6)	Mr. O’Callaghan’s restricted shares vest as follows: 9,204 on January 1, 2020, 13,018 on January 1, 2021 and 16,506 on January 1, 2022 (which all include the maximum of the performance-based share grants).
(7)	Mr. Valentine’s restricted shares vest as follows: 12,204 on January 1, 2021 and 16,131 on January 1, 2022 (which both include the maximum of the performance-based share grants).
(8)	Ms. Heiss’ restricted shares vest as follows: 14,125 on December 3, 2022 (which includes the maximum of the performance-based share grants).

OPTIONS EXERCISED AND STOCK VESTED TABLE

We do not grant stock options to our executives as part of our equity compensation program. As a result, none of our Named Executive Officers exercised any stock options in 2019. The outstanding shares shown in the table below represent time-based and performance-based shares that vested on January 1, 2019 and September 6, 2019. The closing share price on January 1, 2019 was $31.07 and on September 6, 2019 was $32.69.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Brian M. Sondey	197,977	$6,421,648
John Burns	57,462	$1,861,423
John F. O’Callaghan	39,481	$1,263,868
Kevin Valentine	43,983	$1,424,034
Carla Heiss	—	$—

PENSION BENEFITS

We do not provide our Named Executive Officers with any plans providing for payments or other benefits at, following or in connection with retirement, other than our tax-qualified defined contribution 401(k) plan and our UK Stakeholders Scheme for Mr. O’Callaghan.

NONQUALIFIED DEFERRED COMPENSATION

We do not provide our Named Executive Officers with any plans providing for nonqualified deferred compensation.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

This section describes and quantifies the payments and benefits that our Named Executive Officers would have been eligible to receive from us under each contract, agreement, plan or arrangement entered into, sponsored or maintained by the Company that provides for payments or benefits in connection with a termination of employment or a change in control of the Company. The quantitative disclosure provided in this section assumes that the applicable termination of employment or change in control of the Company occurred on December 31, 2019, and that the closing price per common share to the extent applicable is equal to the closing share price on December 31, 2019 of $40.20.

Name	Benefit	Termination Event
		Termination without Cause or with Good Reason	Termination without Cause or with Good Reason in connection with a Change of Control	Termination due to death or disabilty
Brian M. Sondey	Cash Severance(1)	$2,790,000	$2,790,000	$2,790,000
	Restricted Stock(2)	$3,026,823	$6,595,635	$6,595,635
	Non-Compete(1)	$930,000	$930,000	$—
	Other (1)(5)	$15,789	$15,789	$—
	TOTAL	$6,762,612	$10,331,424	$9,385,635

John Burns	Cash Severance(4)	$434,000	$434,000	$—
	Restricted Stock(2)	$670,241	$1,423,670	$1,423,670
	Non-Compete(3)	$455,000	$455,000	$—
	Other(4)(5)	$15,789	$15,789	$—
	TOTAL	$1,575,030	$2,328,459	$1,423,670

John F. O’Callaghan(6)	Cash Severance(4)	$438,622	$438,622	$—
	Restricted Stock(2)	$1,000,780	$1,698,653	$1,698,653
	Non-Compete(3)	$445,475	$445,475	$—
	Other(4)(5)	$12,702	$12,702	$—
	TOTAL	$1,897,579	$2,595,452	$1,698,653

Kevin Valentine	Cash Severance(4)	$364,308	$364,308	$—
	Restricted Stock(2)	$540,515	$1,222,534	$1,222,534
	Non-Compete(3)	$370,000	$370,000	$—
	Other(4)(5)	$16,622	$16,622	$—
	TOTAL	$1,291,445	$1,973,464	$1,222,534

Carla Heiss	Cash Severance(4)	$393,846	$393,846	$—
	Restricted Stock(2)	$—	$567,825	$567,825
	Non-Compete(3)	$400,000	$400,000	$—
	Other(4)(5)	$11,918	$11,918	$—
	TOTAL	$805,764	$1,373,589	$567,825
(1)	As described in the section “Employment Agreement with Mr. Sondey” on page 29.
(2)	As described in the “Outstanding Equity Awards at Fiscal Year End” table on page 32 and the Employee Severance Plan description on page 29. Amounts shown include performance-based shares vested at maximum and accrued dividends as of December 31, 2019.
(3)	As described in the section “Non-Compete Agreements” on page 29.
(4)	As described in the section “Employee Severance Plan” on page 29. Assumes each Named Executive Officer will receive the maximum cash severance under the Employee Severance Plan.
(5)	Includes health and welfare benefits as well as outplacement services as provided under the Employee Severance Plan.
(6)	Amounts shown in the table use a conversion rate of USD 1.293 to GBP 1.0.

2016 Equity Incentive Plan

In the event that a Change in Control (as defined in Triton’s 2016 Equity Incentive Plan) occurs and a participant’s employment is subsequently terminated by the Company or its affiliates without Cause or by the participant for Good Reason (in each case as defined in the 2016 Equity Incentive Plan) within the two years following the Change in Control, unless otherwise specifically prohibited under applicable laws, or by the rules and regulations of any governing governmental agencies or national securities exchanges (a) any and all options and SARs granted under the 2016 Equity Incentive Plan shall become immediately exercisable and (b) any restriction periods and restrictions imposed on restricted shares or other awards shall lapse and performance conditions shall be deemed to be fully achieved.

Equity Compensation Plan Information

The following table summarizes our equity compensation plan information as of December 31, 2019 with respect to outstanding awards and shares remaining available for issuance under the Company’s existing equity compensation plan. Information is included in the table as to common shares that may be issued pursuant to Triton’s equity compensation plan.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders(1)	240,383(2)	N/A	3,621,228
Equity compensation plans not approved by security holders	N/A	N/A	N/A
Total	240,383	N/A	3,621,228
(1)	Represents the 2016 Equity Incentive Plan.
(2)	Represents the number of performance-based restricted common shares that can be earned if the Company’s TSR over the three-year performance period is in the top one-third of the list of peer companies. The weighted average exercise price of the restricted shares identified in column (a) is listed as N/A since such restricted shares do not have an exercise price or purchase price. Pursuant to SEC guidance, time-based restricted common shares that were issued and outstanding as of December 31, 2019 are not included in column (a) or (c) of this table.

CEO PAY RATIO

The Dodd-Frank Wall Street Reform and Consumer Protection Act (Dodd-Frank Act) requires the Company to determine the ratio of the CEO’s annual total compensation (as calculated in the Summary Compensation Table) to that of the Company’s median employee.

To determine the median employee, we made a direct determination from our global employee population, of approximately 245 individuals. We established a consistently applied compensation measure inclusive of base pay, overtime, annual incentives, and allowances to identify the Company’s median employee. Our employee population was evaluated as of December 31, 2019, and reflects compensation paid from January 1, 2019, through December 31, 2019. Where allowed under the applicable SEC rule, we have annualized compensation for full-time and part-time employees newly hired in 2019. Non-U.S. compensation was converted to U.S. dollars based on the applicable exchange rates as of December 31, 2019.

Based on the above determination, the annual total compensation for the median employee is $113,225. Using the CEO’s total 2019 compensation of $3,998,887, the resulting ratio is 35:1.

PROPOSAL 2
ADVISORY VOTE ON THE COMPENSATION
OF NAMED EXECUTIVE OFFICERS

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or “Dodd-Frank Act,” and the rules of the Securities and Exchange Commission, Triton is providing shareholders with the opportunity to cast an advisory vote on the compensation of its Named Executive Officers as disclosed in this proxy statement. This proposal, which is commonly known as a “say-on-pay” proposal, provides shareholders with the opportunity to cast non-binding, advisory votes on the compensation of our Named Executive Officers. Based on the results of the May 10, 2017 shareholder vote on the frequency of holding the advisory vote on the compensation of our Named Executive Officers, and consistent with our recommendation, our Board of Directors has determined that Triton will hold an advisory vote on executive compensation every year.

As described in the Compensation Discussion and Analysis section of this proxy statement, Triton seeks to provide its senior executives with compensation packages that fairly reward the executives for their contributions to the Company and allow Triton to recruit and retain high-quality individuals. Triton seeks to structure its compensation plans so that they are straightforward for the executives and shareholders to understand and value, and relatively easy for the Company to administer. Triton links a portion of overall compensation to short-term and long-term measures of performance to motivate senior executives and align their interests with those of our shareholders.

The purpose of this proposal is to provide an advisory vote on the overall compensation of the Company’s Named Executive Officers. Accordingly, the Board of Directors will request that the Company’s shareholders vote on the following resolution at the Annual Meeting of Shareholders:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission in the Company’s Proxy Statement for the Annual Meeting, including in the Compensation Discussion and Analysis, the compensation tables and other related disclosures of the Company’s Proxy Statement.”

While the advisory vote we are asking you to cast is not binding on the Company, the Board of Directors values the opinions of our shareholders regarding the compensation of Triton’s Named Executive Officers. Your advisory vote will serve as an additional tool to guide the Board of Directors and Compensation and Talent Management Committee in the alignment of Triton’s executive compensation programs with the interests of the Company and our shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DESCRIBED IN THIS PROXY STATEMENT.

INFORMATION ABOUT OUR EXECUTIVE OFFICERS

The following sets forth information regarding executive officers of the Company. Biographical information pertaining to Mr. Sondey, who is both an officer and director of Triton, can be found under Proposal 1 — Election of Directors.

John Burns
Age: 59 Current Position: Senior Vice President and Chief Financial Officer (July 2016 – Current)
Other Responsibilities: Overseeing Finance & Accounting, Treasury, Internal Audit, Information Technology, and Human Resources.
Previous Triton business experience:
•	Senior Vice President and Chief Financial Officer at TAL International Container Corporation (2009 − 2016)
•	Senior Vice President of Corporate Development at TAL International Container Corporation (2007 − 2009)
•	Vice President, Finance and Business Development at TAL International Container Corporation (2001 – 2007)
•	Vice President, Controller at TAL International Container Corporation (1999 – 2001)
•	Director, Controller at TAL International Container Corporation (1998 – 1999)
•	Director of Internal Audit at Transamerica Corporation (1996 – 1998)
Previous business experience:
•	Audit Senior Manager at Ernst & Young LLP
Education:
•	Mr. Burns holds a BA in Finance from the University of St. Thomas, St. Paul, Minnesota and is a certified public accountant.
Carla Heiss
Age: 50 Current Position: Senior Vice President, General Counsel and Secretary (December 2019 – Current)
Previous business experience:
•	Deputy General Counsel and Secretary at Bunge Limited (2003 – 2019)
•	Associate, Capital Markets and International Finance at Shearman & Sterling, LLP (1994 – 2003)
Education:
•	Ms. Heiss holds a J.D. degree from the George Washington University Law School, and earned her B.A. degree in Government from Cornell University.

John F. O’Callaghan
Age: 59 Current Position: Executive Vice President, Global Head of Field Marketing & Operations (July 2016 – Current)
Previous Triton business experience:
•	Senior Vice President, Europe, North America, South America and the Indian Subcontinent at TCIL (2006 – 2016)
•	Regional Vice President, Europe, South America, South Africa and the Indian Subcontinent at TCIL (2002 – 2006)
•	Vice President, Refrigerated Containers at TCIL (1998 – 2002)
•	Director of Marketing, Refrigerated Containers at TCIL (1996 – 1998)
•	Marketing Manager, Refrigerated Containers at TCIL (1994 – 1996)
Previous business experience:
•	Architect at Canary Wharf development with Koetter Kim
•	Architect at Buro Bolles Wilson, Germany & Young LLP
Education:
•	Mr. O’Callaghan studied engineering at Trinity College Dublin and qualified with RIBA (Royal Institute of British Architects) as an architect with the Architectural Association in London.
Kevin Valentine
Age: 54 Current Position: Senior Vice President, Triton Container Sales (July 2016 – Current)
Previous Triton business experience:
•	Senior Vice President, Trader and Global Operations at TAL International Container Corporation (2011 – 2016)
•	Vice President, Trader at TAL International Container Corporation (2005 – 2011)
•	Regional Sales Director Europe, Middle East and Africa at TAL International Container Corporation (1998 – 2004)
•	General Manager UK, Middle East and South Africa at TAL International Corporation (1997 – 1998)
•	Regional Marketing Manager at TAL International Container Corporation (1994 – 1997)
Previous business experience:
•	Marketing Manager at Tiphook Container Rental
Education:
•	Mr. Valentine received a BA (Hons) degree in Business from Middlesex University, London, England

REPORT OF THE AUDIT COMMITTEE

The Audit Committee reviews Triton’s financial reporting process on behalf of the Board of Directors. The Audit Committee is currently composed of four independent directors. Each member of the Audit Committee is financially literate, as that qualification is interpreted by Triton’s Board of Directors in its business judgment. Further, Mr. Alspaugh qualifies and is designated as an “audit committee financial expert” as such term is defined in rules adopted by the SEC. The Audit Committee operates under a written charter adopted by the Board of Directors.

Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. The primary purpose of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities with respect to the integrity of Triton’s financial statements, oversight with respect to the Company’s disclosure controls and procedures and internal control over financial reporting, the evaluation and retention of Triton’s independent auditor, the performance of the Company’s internal audit function and compliance with legal and regulatory requirement and the Company’s ethical standards. The Audit Committee meets regularly with the head of internal audit to review the scope of internal audit activities, the results of internal audits that have been performed, the adequacy of staffing, the annual budget and the internal audit department charter. In fulfilling its responsibilities, the Audit Committee meets with management and the independent registered public accounting firm to review and discuss Triton’s annual and quarterly financial statements, including the disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Triton’s annual report on Form 10-K, any material changes in accounting principles or practices used in preparing the financial statements prior to the filing of a report on Form 10-K or Form 10-Q with the Securities and Exchange Commission, and the items required to be discussed by PCAOB Auditing Standards No. 1301 (Communication with Audit Committees), for annual statements, and Statement of Auditing Standards 100 for quarterly statements.

The Audit Committee discussed with the independent registered public accounting firm the overall scope and plans for its audit. The Audit Committee met with the independent registered public accounting firm, with and without management present, to discuss the results of its examinations and the overall quality of Triton’s financial reporting. The Audit Committee also met and held discussions with management and the independent registered public accounting firm regarding the fair and complete presentation of Triton’s results and the assessment of Triton’s internal control over financial reporting. The Audit Committee has discussed significant accounting policies applied by Triton in its financial statements, as well as alternative treatments. Management represented to the Audit Committee that Triton’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by PCAOB Auditing Standards No. 1301 (Communication with Audit Committees).

In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence from Triton and its management. The Audit Committee also has considered whether the independent registered public accounting firm’s provision of permitted non-audit services to Triton is compatible with its independence. The Audit Committee has concluded that the independent registered public accounting firm is independent from Triton and its management.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, that the audited financial statements be included in Triton’s Annual Report on Form 10-K for the year ended December 31, 2019, for filing with the Securities and Exchange Commission.

The Audit Committee

Robert W. Alspaugh, Chair
Karen Austin
Malcolm P. Baker
Kenneth Hanau

PROPOSAL 3
RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors has appointed the firm of KPMG LLP, an independent registered public accounting firm, as independent accountants of Triton for the fiscal year ending December 31, 2020. In the event that ratification of this selection is not approved by a majority of common shares represented at the Annual Meeting in person or by proxy and entitled to vote on the matter, the Audit Committee and our Board of Directors will review the Audit Committee’s future selection of an independent registered public accounting firm.

Representatives of KPMG LLP will be present at the Annual Meeting. Such representatives will have an opportunity to make a statement and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS TRITON’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2020.

Audit Fees

The following table sets forth the fees billed to or incurred by Triton for professional services rendered by KPMG LLP, the Company’s independent registered public accounting firm, for the years ended December 31, 2019 and 2018:

Type of Fees	2019	2018
Audit Fees	$2,186,365	$1,826,177
Audit-Related Fees	—	—
Tax Fees	689,450	514,273
All Other Fees	90,000	311,900
Total Fees	$2,965,815	$2,652,350

In accordance with the SEC’s definitions and rules, “audit fees” are fees for professional services in connection with the audit of Triton’s consolidated financial statements included in its Annual Report on Form 10-K, and for services that are normally provided in connection with statutory and regulatory filings or engagements; “audit-related fees” are fees for services reasonably related to the performance of the audit, other than “audit fees,” such as internal control reviews, service organization control reports and other attestation services; “tax fees” are fees for tax compliance and tax advice; and “all other fees” are fees for any services not included in the first three categories, which were principally comprised of agreed upon procedures related to various debt issuances and ongoing debt compliance.

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by KPMG LLP. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. KPMG LLP and management are required to periodically report to the Audit Committee regarding the extent of services provided by KPMG LLP in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. All of the services relating to the fees set forth on the above table were pre-approved by the Audit Committee.

INFORMATION REGARDING BENEFICIAL OWNERSHIP OF MANAGEMENT AND PRINCIPAL SHAREHOLDERS

The following tables show the beneficial ownership of our common shares on February 26, 2020 by:

•	our directors and Named Executive Officers and all of our directors and executive officers as a group; and
•	each person who we know beneficially owns more than 5% of our common shares.

Beneficial ownership, which is determined in accordance with the rules and regulations of the Securities and Exchange Commission, means the sole or shared power to vote or direct the voting or to dispose or direct the disposition of our common shares. The number of common shares beneficially owned by a person includes common shares issuable with respect to options and convertible securities held by the person which are exercisable or convertible within 60 days. The percentage of our common shares beneficially owned by a person assumes that the person has exercised all options and converted all convertible securities the person holds which are exercisable or convertible within 60 days, and that no other persons exercised any of their options or converted any of their convertible securities. Except as otherwise indicated, the business address for each of the following persons is c/o Triton International Limited, Victoria Place, 5th Floor, 31 Victoria Street, Hamilton HM 10, Bermuda. Except as otherwise indicated in the footnotes to the table or in cases where community property laws apply, we believe that each person identified in the table possesses sole voting and investment power over all common shares shown as beneficially owned by the person. The percentages of beneficial ownership are based on common shares outstanding, together with the individual’s restricted shares granted and not yet vested.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percent
Brian M. Sondey(1)	476,729	*
John Burns(1)	109,635	*
John F. O’Callaghan(1)	141,161	*
Kevin Valentine(1)	70,517	*
Carla Heiss(1)	8,475	*
Robert W. Alspaugh	31,292	*
Karen Austin	6,115	*
Malcolm P. Baker	51,780	*
David A. Coulter	32,751	*
Claude Germain	39,610	*
Kenneth Hanau	34,280	*
John S. Hextall	21,780	*
Robert L. Rosner	—	*
Simon R. Vernon	222,858	*
All directors and executive officers as a group (14 persons)	1,246,983	1.7%
*	None of the Directors or Named Executive Officers beneficially owned 1% or more of the Company’s outstanding shares.
(1)	For each Named Executive Officer, number of shares beneficially owned includes restricted shares granted in 2017, 2018 and 2019 as follows: Mr. Sondey (138,672); Mr. Burns (29,370); Mr. O’Callaghan (26,538); Mr. Valentine (25,631) and Ms. Heiss (8,475).

	Shares Beneficially Owned
Five Percent and Greater Shareholders	Number	Percent(1)
Vestar Funds(2)	10,697,690	14.8%
BlackRock Inc.(3)	3,860,776	5.4%
Bharti Entities(4)	8,280,590	11.5%
The Vanguard Group(5)	5,074,486	7.0%
Dimensional Fund Advisors LP(6)	5,699,206	7.9%
(1)	The percentages of beneficial ownership are based on 72,152,578 common shares of Triton International Limited outstanding as of February 26, 2019.
(2)	Based on a Schedule 13D/A filed with the SEC on September 7, 2017 and a Form 4 filed with the SEC on May 4, 2018 by Vestar. Common shares shown as beneficially owned by Vestar Funds reflect record ownership of (i) 10,479,601 common shares held by Vestar-Triton (Gibco) Ltd., a Gibraltar Company (“Vestar Gibco”), (ii) 200,924 common shares held by Vestar/Triton Investments III L.P., a Cayman Islands exempted limited partnership (“Vestar/Triton Investments”) and (iii) 17,165 common shares held by Vestar Capital Partners LLC (“VCP”). Triton-Vestar Luxco S.a.r.l., a Luxembourg limited liability company (“Vestar Luxco”) is the sole member of Vestar Gibco. Vestar/Triton Investments Holdings L.P., a Cayman Islands exempted limited partnership (“Vestar Holdings”) is the sole member of Vestar Luxco. Vestar Capital Partners V, L.P., a Cayman Islands exempted limited partnership (“Vestar Capital V”) is the general partner of Vestar Holdings. Vestar Associates V, L.P., a Scottish limited partnership (“Vestar Associates V”) is the general partner of Vestar Capital V. Vestar Managers V Ltd., a Cayman Islands exempted company (“VMV”) is the general partner of both Vestar Associates V and Vestar/Triton Investments. VMV has voting and investment power over the common shares held or controlled by each of Vestar/Triton Investments and Vestar Gibco. Vestar Management Corp. II, a Delaware corporation (“Vestar Management II,” together with Vestar Gibco, Vestar/Triton Investments, VCP, Vestar Luxco, Vestar Holdings, Vestar Capital V, Vestar Associates V and VMV, the “Vestar Entities”) holds all of the outstanding membership interests of VCP. The business address of the Vestar Entities is 245 Park Avenue, 41st Floor, New York, NY 10167.

Daniel S. O’Connell is the sole director of VMV and the sole owner of Vestar Management II and, as a result, he may be deemed to control the Vestar Entities. Mr. O’Connell expressly disclaims beneficial ownership of all common shares held by the Vestar Entities.

(3)	Based on the Schedule 13G filed with the SEC on February 7, 2020 by BlackRock, Inc., BlackRock Inc. had sole voting power over 3,731,270 common shares and sole dispositive power over 3,860,776 common shares it beneficially owned as of December 31, 2019. The principal business office address for BlackRock, Inc. is 55 East 2nd Street, New York, New York 10055.
(4)	Based on a Schedule 13D/A filed with the SEC on February 20, 2020 by Bharti Global Limited and Bharti Overseas Private Limited (“Bharti Global (direct/indirect)”). Common shares shown as beneficially owned by Bharti Global (direct/indirect) reflect record ownership of 8,280,590 common shares held directly, and indirectly through a wholly owned subsidiary, by Bharti Global Limited, a private limited company formed under the laws of Jersey (“BGL”). Bharti Overseas Private Limited, a private limited company formed under the laws of India (“BOPL”), is the sole shareholder of BGL. The business address of BGL is 53/54 Grosvenor Street, London, United Kingdom, W1K 3HU. The business address of BOPL is Bharti Crescent, 1, Nelson Mandela Road, Vasant Kunj, Phase II, New Delhi, Delhi, India, 110070.
(5)	Based on the Schedule 13G/A filed with the SEC on February 12, 2020 by The Vanguard Group. The Vanguard Group had sole voting power over 52,506 common shares, sole dispositive power over 5,017,424 common shares, shared voting power over 11,808 common shares and shared dispositive power over 57,062 common shares it beneficially owned as of December 31, 2019. The principal business office address for The Vanguard Group is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(6)	Based on the Schedule 13G/A filed with the SEC on February 12, 2020 by Dimensional Fund Advisors LP. Dimensional Fund Advisors LP had sole voting power over 5,556,606 common shares and sole dispositive power over 5,699,206 common shares it beneficially owned as of December 31, 2019. The principal business office address for Dimensional Fund Advisors LP is Building One, 6300 Bee Cave Road, Austin, Texas 78746.

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934 requires Triton’s officers and directors, and holders of more than ten percent of a registered class of Triton’s equity securities, to file reports of ownership of such securities with the Securities and Exchange Commission. Officers, directors and greater than ten percent beneficial owners are required by applicable regulations to furnish Triton with copies of all Section 16(a) forms they file.

Based on a review of the copies of Forms 3, 4 and 5 furnished to Triton, Triton believes that all Section 16(a) filing requirements applicable to its officers, directors and 10% holders were filed in a timely manner during 2019, except Karen Austin who was late filing a Form 3 upon her appointment as a director in January 2019.

Certain Relationships and Related Party Transactions

Triton reviews all relationships and transactions in which it, its control persons and its directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest in such relationships and transactions.

Triton’s Code of Ethics, Code of Ethics for Chief Executive and Senior Financial Officers and Code of Conduct discourage all conflicts of interest and provide guidance with respect to conflicts of interest. Under these codes, conflicts of interest occur when private or family interests interfere in any way, or even appear to interfere, with Triton’s interests. Triton’s restrictions on conflicts of interest under these codes include related person transactions.

Triton has multiple processes for reporting conflicts of interests, including related person transactions. Under its Code of Ethics, all employees are required to report any actual or apparent conflicts of interest, or potential conflicts of interest, to Triton’s General Counsel, the Vice President of Human Resources, the Chief Financial Officer, Internal Audit Director or other Company management as deemed appropriate. This information is reviewed by Triton’s Audit Committee, the Triton Board or its independent registered public accounting firm, as deemed necessary, and discussed with management. The following factors will generally be considered:

•	the nature of the related person’s interest in the transaction;
•	material terms of the transaction, including, without limitation, the amount and type of transaction;
•	the importance of the transaction to the related person;
•	the importance of the transaction to Triton;
•	whether the transaction would impair the judgment of a director or executive officer to act in the best interest of Triton; and
•	any other matters deemed appropriate with respect to the particular transaction.

Any member of the Triton Board who is a related person with respect to a transaction will be recused from the review of the transaction.

In addition, Triton annually distributes a questionnaire to its executive officers and members of the Triton Board requesting certain information regarding, among other things, their immediate family members, employment and beneficial ownership interests. This information is then reviewed for any conflicts of interest. At the completion of the annual audit, Triton’s Audit Committee and its independent registered public accounting firm review related person transactions and potential conflicts of interest with management.

After Simon Vernon’s retirement as President, the Company entered into a consulting agreement with Mr. Vernon covering the period from May 1, 2018 to April 30, 2019 pursuant to which he was paid an annual retainer of $500,000, payable quarterly, of which $250,000 was paid in 2019. Mr. Vernon is also the Company’s representative on the Board of Directors of the Through Transport (TT) Club, a mutual insurance company, and is paid $20,000 for each meeting of the Board of Directors of the TT Club that he attends. In 2019, he earned $40,000 for the meetings that he attended.

Additionally, Mr. Vernon is the Company’s representative on the Board of Directors of Tristar Container Services (Asia) Private Limited and is paid $40,000 a year, plus an additional $10,000 for meetings held in India. In 2019, he earned $50,000 for the meetings that he attended. He is also reimbursed for reasonable expenses that he incurs in providing the above services.

Sponsor Shareholders Agreement

In connection with the closing of the merger of TCIL and TAL, the Company and the Vestar Sponsor Shareholder Group entered into the Vestar Sponsor Shareholders Agreement. Under the agreement, the Vestar Shareholders Group has the ongoing right to nominate one individual for election as a director of the Company, subject to the approval by the Nominating and Corporate Governance Committee of any individuals so designated. The right of the Vestar Sponsor Shareholders Group to nominate an individual for election as a director of the Company ends when the Vestar Sponsor Shareholders Group beneficial ownership of Company shares declines to less than one-third of the shares the group owned as of the closing of the merger of TCIL and TAL. Mr. Rosner is the nominee of the Vestar Sponsor Shareholders Group who currently serves on the Company’s Board. The agreement also provides that for so long as the Vestar Sponsor Shareholders Group holds more than 5% of the outstanding common shares of the Company, they and their affiliates will not, directly or indirectly, (i) acquire or propose to acquire additional equity securities (including derivatives) of the Company, subject to exceptions for share dividends and issuances of shares to the Company’s existing shareholders, (ii) offer, propose or enter into any merger, amalgamation, scheme of arrangement, business combination, recapitalization, tender or exchange offer, liquidation or other similar extraordinary transaction, or offer to acquire the Company (or instigate, encourage, facilitate, join or assist any third party to do any of the foregoing), (iii) solicit proxies or consents (except for any solicitation in furtherance of the recommendation of the Company’s Board), (iv) deposit any Company securities in a voting trust or subject any Company securities to a voting agreement or similar agreement (other than the Sponsor Shareholders Agreements), (v) submit shareholder proposals or call special shareholder meetings, (vi) form a “group” with, or otherwise act in concert with, any other Company shareholder in respect of the Company, or (vii) agree to take any of the foregoing actions, or request any waiver of the standstill or voting restrictions below other than through a confidential waiver request submitted to the Chief Executive Officer or Chairman of the Company that the Sponsor Shareholder making the request, after consulting legal counsel, would not reasonably expect to require (a) the Company or the Board to issue a public statement or (b) any public disclosure by such Sponsor Shareholder.

The Vestar Sponsor Shareholders Agreement further provides that, for so long as the Vestar Sponsor Shareholders Group owns at least 5% of the outstanding shares of the Company, the Vestar Sponsor Shareholders Group will vote (a) 55% of their common shares in the same proportion as the votes cast by the shareholders of the Company who are not Sponsor Shareholders or their affiliates in any election or removal of directors (other than with respect to any contested election, any election or removal of a Vestar nominee or any replacement thereof), and the remaining 45% of their common shares in favor of the slate of directors nominated by the Nominating and Corporate Governance Committee, and (b) 100% of their common shares in the same proportion as the votes cast by the shareholders of the Company who are not Sponsor Shareholders or their affiliates in any vote or consent on a shareholder proposal or any merger, amalgamation, scheme of arrangement, business combination, recapitalization, tender or exchange offer, liquidation or other similar extraordinary transaction, unless approved by a majority of the directors on the Board and, in the case of an extraordinary transaction, such extraordinary transaction provides equal treatment of all common shares.

The Vestar Sponsor Shareholders Agreement also governs the parties’ respective rights and obligations with respect to the registration for resale of common shares held by the Vestar Sponsor Shareholders Group.

In connection with the closing of the merger of TCIL and TAL, the Company also entered into the Warburg Pincus Sponsor Shareholder Agreement, which was terminated on October 29, 2019.

For further information, please see the Company’s Registration Statement on Form S-4 filed with the SEC on December 24, 2015, as amended, under “Related Agreements — The Sponsor Shareholders Agreements” and the Company’s Form 8-K filed on October 29, 2019.

Indemnification Agreements

The Company has entered into indemnification agreements (the “Indemnification Agreements”), in which the Company has agreed to provide each of Brian M. Sondey, John Burns, Simon R. Vernon, Carla Heiss, Robert W. Alspaugh, Karen Austin, Malcolm P. Baker, David A. Coulter, Claude Germain, Kenneth Hanau, John S. Hextall and Robert L. Rosner (each, an “Indemnitee”) with contractual assurance of each Indemnitee’s rights to indemnification against litigation risks and expenses, which indemnification is intended to be greater than that which is afforded by the Company’s organizational documents. Under the Indemnification Agreements, the Company agrees to indemnify and hold harmless, and provide advancement of expenses to, each Indemnitee against any and all expenses, liabilities and losses actually and reasonably incurred in connection with any actual, threatened, pending or completed legal proceedings arising out of, or by reason of, each Indemnitee’s service to the Company. Unless determined otherwise by a court of competent jurisdiction, the Company will indemnify and hold harmless any Indemnitee for all expenses, liabilities and losses actually and reasonably incurred by any such Indemnitee, or on any such Indemnitee’s behalf, in defending any such proceeding, if the relevant Indemnitee acted in good faith and in a manner which the Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Company and, with respect to any criminal proceeding, the relevant Indemnitee had no reasonable cause to believe that Indemnitee’s conduct was unlawful.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

General

This proxy statement and the accompanying Notice of Annual General Meeting of Shareholders are being furnished in connection with the solicitation by the Board of Directors of Triton International Limited (“Triton,” the “Company,” “us,” “our” or “we”) of proxies for use at the Annual General Meeting of Shareholders (the “Annual Meeting”) to be held on April 21, 2020 at 12:00 p.m. Eastern Daylight Time, and at any adjournment or postponement thereof, for the purposes set forth in the preceding Notice of Annual General Meeting of Shareholders. This proxy statement and the proxy card for the Annual Meeting are first being made available or distributed to shareholders of record on or about March 13, 2020.

This year’s Annual Meeting will be held online via live webcast. See “Important Information About the Virtual Shareholder Meeting” below for more information about the virtual meeting.

The cost of soliciting proxies will be borne by Triton, and will consist primarily of preparing and distributing this proxy statement and the proxy card. Copies of the proxy materials may be furnished to brokers, custodians, nominees and other fiduciaries for forwarding to beneficial owners of Triton’s common shares.

How do I access the proxy materials?

We are providing access to our proxy materials (including this proxy statement and our 2019 Annual Report) over the Internet pursuant to “notice and access” rules adopted by the SEC. Beginning on or about March 13, 2020, we will send Notices of Internet Availability of Proxy Materials (each, a “Notice”) by mail to shareholders entitled to notice of or vote at the Annual Meeting. The Notice includes instructions on how to view the electronic proxy materials on the Internet, which will be available to all shareholders beginning on or about March 13, 2020. The Notice also includes instructions on how to elect to receive future proxy materials by email and how to receive a printed set of proxy materials. If you choose to receive future proxy materials by email, next year you will receive an email with a link to the proxy materials and proxy voting site, and will continue to receive proxy materials in this manner until you terminate your election. We encourage you to take advantage of the availability of our proxy materials on the Internet.

Who can vote?

Only holders of record as of the close of business on February 26, 2020 (the “Record Date”) of the common shares are entitled to vote at the Annual Meeting. On the Record Date, there were 72,152,578 common shares issued and outstanding.

What proposals will be voted on at the Annual Meeting?

Shareholders will vote on the following proposals at the Annual Meeting:

•	the election of the nine directors identified in this proxy statement to serve on our Board of Directors (Proposal 1);
•	an advisory vote on the compensation of our Named Executive Officers as described in this proxy statement (Proposal 2);
•	the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020 (Proposal 3); and
•	such other business as may properly be brought before the Annual Meeting (including any adjournment or postponement(s) thereof).

In addition, in accordance with Section 84 of the Bermuda Companies Act and Section 39 of our Bye-Laws, our audited financial statements for the fiscal year ended December 31, 2019 will be presented at the Annual Meeting. These audited financial statements are included in the 2019 Annual Report. There is no requirement under Bermuda law that these financial statements be approved by shareholders, and no such approval will be sought at the Annual Meeting.

How does our Board of Directors recommend that I vote on the proposals?

1.	“FOR” the election of the nine directors identified in this proxy statement to serve on our Board of Directors until the 2021 Annual General Meeting of Shareholders or until their respective successors are elected and qualified;

2.	“FOR” the approval of the compensation of our Named Executive Officers as described in this proxy statement; and
3.	“FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020.

If any other matters properly come before the Annual Meeting or any adjournment or postponement thereof, the persons named in the proxy card will vote the shares represented by all properly executed proxies in their discretion.

How many votes can I cast?

You will be entitled to one vote per common share owned by you on the Record Date.

How do I vote by proxy?

Vote by Internet

The Notice, proxy card or voting instruction card contain instructions on how to view our proxy materials and vote your shares on the Internet. An electronic copy of this proxy statement and the 2019 Annual Report are available at www.proxyvote.com. You may use the Internet to transmit your voting instructions until 11:59 p.m., Eastern Time, on April 20, 2020. You should have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. You may also vote online during the Annual Meeting by following the instructions provided under “Important Information About the Virtual Shareholder Meeting.”

Vote by Telephone 1-800-690-6903

Call 1-800-690-6903 from any touch-tone telephone and follow the instructions. Have your proxy card available when you call. To be valid, a submission by telephone must be received by 11:59 p.m., Eastern Time, on April 20, 2020.

Vote by Mail

Follow the instructions on your proxy or voting instruction card to vote on the proposals to be considered at the Annual Meeting. Sign, date and return the proxy or voting instruction card as instructed.

The proxy holders named on the proxy card will vote your shares as you instruct. If you sign and return the proxy or voting instruction card but do not vote on the proposals, the proxy holders will vote for you on the proposals.

Unless you instruct otherwise, the proxy holders will vote “FOR” the nominees proposed by our Board of Directors, “FOR” the approval of the compensation of our Named Executive Officers as described in this proxy statement and “FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020.

What if other matters come up at the Annual Meeting?

The matters described in this proxy statement are the only matters we know will be voted on at the Annual Meeting. If other matters are properly presented at the Annual Meeting or any adjournment or postponement thereof, the proxy holders will vote your shares as they see fit at their discretion.

What can I do if I change my mind after I vote my shares?

At any time before the vote at the Annual Meeting, you can revoke your proxy either by (i) giving our Secretary a written notice revoking your proxy, (ii) voting again on a later date on the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the Annual Meeting will be counted), (iii) signing, dating and returning to our Secretary a new proxy card bearing a later date or (iv) attending the Annual Meeting and voting online. Your presence at the Annual Meeting will not revoke your proxy unless you vote online during the meeting. All written notices or new proxies should be sent to Secretary, Triton International Limited at Victoria Place, 5th Floor, 31 Victoria Street, Hamilton HM 10 Bermuda.

Can I vote online during the Annual Meeting rather than by completing the proxy card?

Although we encourage you to vote via the Internet, by telephone, or by completing and returning the proxy card to ensure that your vote is counted, you can attend the Annual Meeting online and vote your shares online at that time.

What do I do if my shares are held in “street name”?

If your shares are held in the name of your broker, a bank, or other nominee, that party should give you instructions for voting your shares. Most brokers offer the ability of shareholders to submit voting instructions by mail by completing a voting instruction card, by telephone and over the Internet.

What are broker non-votes?

Broker non-votes are shares held in street name by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote those shares as to a particular matter. Under the rules of the New York Stock Exchange, your broker or nominee does not have discretion to vote your shares on non-routine matters such as Proposal 1 (election of directors) and Proposal 2 (advisory vote on the compensation of Named Executive Officers). However, your broker or nominee does have discretion to vote your shares on routine matters such as Proposal 3 (ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020). Broker non-votes are not counted for purposes of determining whether a proposal has been approved.

What is a quorum?

We will hold the Annual Meeting if a quorum is present. A quorum will be present if the holders of a majority of the common shares entitled to vote on the Record Date are present in person or by proxy at the Annual Meeting. Without a quorum, we cannot hold the meeting or transact business. If you vote via the Internet, by telephone, or sign and return your proxy card, your shares will be counted to determine whether we have a quorum even if you abstain or fail to vote on the proposals listed on the proxy card. Abstentions and broker non-votes will also be counted as present for purposes of determining if a quorum exists.

What vote is necessary to approve the proposals?

Passage of Proposal 1 (election of directors) requires, for each director, the affirmative vote of a majority of the votes cast. You will not be able to cumulate your votes in the election of directors. Approval of Proposal 2 (advisory vote on the compensation of Named Executive Officers) will require the affirmative vote of a majority of the votes cast, although such vote will not be binding on us. Approval of Proposal 3 (ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020) will require the affirmative vote of the holders of a majority of the votes cast. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present; however, in tabulating the voting results for any particular proposal abstentions and broker non-votes will have no effect on the outcome of the matter.

Who pays for the proxy solicitation?

We will bear the expense of soliciting proxies for the Annual Meeting, including the costs of distributing proxy materials to our shareholders. In addition to solicitation by mail, directors, officers and other employees also may solicit proxies personally, by telephone or through electronic communications, but will not receive specific compensation for doing so. We may reimburse brokerage firms and others holding shares in their names or in names of nominees for their reasonable out-of-pocket expenses in sending proxy materials to beneficial owners.

Important Information About the Virtual Shareholder Meeting

Triton International Limited’s 2020 Annual Meeting will be conducted online only, via a live webcast. Below are some frequently asked questions regarding the new online format for our Annual Meeting.

Why is this meeting virtual only? We are excited to embrace advances in technology to provide expanded access, improved efficiency and cost savings for our shareholders and Triton. We believe that holding a virtual meeting will enable increased attendance and participation since shareholders can attend the meeting from any location with an internet connection, while saving the Company and our shareholders time and money. We have designed the meeting to offer the same participation opportunities to our shareholders as an in-person meeting. Our directors will also attend the meeting.

How can I participate in the Annual Meeting? To participate, visit www.virtualshareholdermeeting.com/TRTN2020 and log in with your 16-digit control number included in your proxy materials.

When can I join the Annual Meeting online? You may begin to log into the meeting platform beginning at 11:45 a.m. Eastern Daylight Time on April 21, 2020. The meeting will begin promptly at 12:00 p.m. Eastern Daylight Time on April 21, 2020. We encourage our shareholders to access the meeting prior to its start time.

How can I ask questions and vote? We encourage you to submit your questions and vote in advance by visiting www.proxyvote.com. Shareholders may also vote and submit questions online during the meeting. To participate in the meeting webcast visit www.virtualshareholdermeeting.com/TRTN2020.

What if I lost my 16-digit control number? You will be able to log in as a guest. To view the meeting webcast visit www.virtualshareholdermeeting.com/TRTN2020 and register as a guest. You will not be able to vote your shares or submit questions during the meeting.

What if I experience technical difficulties? Please call 800-586-1548 or 303-562-9288 (International) for assistance.

What if I have additional questions? You may contact Triton Investor Relations at 914-697-2900.

MISCELLANEOUS

Shareholder Proposals for the 2021 Annual Meeting

Under Securities and Exchange Commission rules, if a shareholder wishes to submit a proposal to be considered for inclusion in our proxy statement for the 2021 Annual General Meeting of Shareholders, the Company must receive the proposal in writing on or before December 23, 2020 unless the date of the 2021 Annual General Meeting of Shareholders is changed by more than 30 days from the date of the last annual general meeting, in which case the proposal must be received no later than a reasonable time before the Company begins to print and send its proxy materials. All proposals must comply with SEC Rule 14a-8 and should be sent to our Secretary, Triton International Limited, at Victoria Place, 5th Floor, 31 Victoria Street, Hamilton HM 10 Bermuda.

If a shareholder wishes to submit a proposal for business to be brought before the 2021 Annual General Meeting of Shareholders outside of SEC Rule 14a-8, including with respect to shareholder nominations of directors, notice of such matter must be received by the Company, in accordance with the provisions of the Company’s Bye-Laws, no earlier than December 23, 2020 and no later than January 22, 2021. Notice of any such proposal also must include the information specified in our Bye-Laws and should be sent to Secretary, Triton International Limited, c/o Estera Services (Bermuda) Limited at Victoria Place, 5th Floor, 31 Victoria Street, Hamilton HM 10 Bermuda. In addition to our Bye-Laws, please see the section titled “Director Nomination Process” for a description of the procedures to be followed by a shareholder who wishes to recommend a director candidate to the Nominating and Corporate Governance Committee for its consideration.

Additionally, under Bermuda law, shareholders holding not less than five percent of the total voting rights or 100 or more shareholders together may require us to give notice to our shareholders of a proposal to be submitted at an annual general meeting. Generally, notice of such a proposal must be received by us at our principal executive offices in Bermuda (located at Victoria Place, 5th Floor, 31 Victoria Street, Hamilton HM 10, Bermuda) not less than six weeks before the date of the meeting and must otherwise comply with the requirements of Bermuda law.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. We and some brokers may household proxy materials, delivering a single proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once shareholders have received notice from their broker or us that materials will be sent in the householding manner to the shareholders’ address, householding will continue until otherwise notified or until the shareholder revokes such consent. If, at any time, shareholders no longer wish to participate in householding and would prefer to receive a separate proxy statement, they should notify their broker if shares are held in a brokerage account or if they hold registered shares they should contact our Investor Relations department at (914) 697-2614 or by mail at Victoria Place, 5th floor, 31 Victoria Street, Hamilton HM 10, Bermuda. Any beneficial owner can request (i) to receive a separate copy of an annual report or proxy statement for this meeting, (ii) to receive separate copies of those materials for future meetings, or (iii) if the shareholder shares an address and wishes to request delivery of a single copy of annual reports or proxy statements, you can make your request in writing to your broker.

Annual Report on Form 10-K

A copy of Triton International Limited’s Annual Report on Form 10-K for the year ended December 31, 2019, as filed with the SEC, will be furnished without charge to beneficial shareholders or shareholders of record upon written request to Investor Relations at Triton International Limited, Victoria Place, 5th Floor, 31 Victoria Street, Hamilton HM 10, Bermuda.

ADJOURNMENT OF THE 2020 ANNUAL GENERAL MEETING OF SHAREHOLDERS

In the event there are not sufficient votes to approve any proposal incorporated in this proxy statement at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies from holders of our common shares. Proxies solicited by our Board of Directors grant discretionary authority to vote for any adjournment, if necessary. If it is necessary to adjourn the Annual Meeting and adjournment is for a period of not less than 30 days, no notice of the time and place of the adjourned meeting is required to be given to our shareholders other than an announcement of the time and place of the Annual Meeting. A majority of the shares represented and voting at the Annual Meeting or a majority of the Board of Directors is required to approve the adjournment, regardless of whether there is a quorum present at that meeting.

OTHER BUSINESS

The Board of Directors does not intend to present any business at the Annual Meeting other than as set forth in the accompanying Notice of Annual General Meeting of Shareholders, and has no present knowledge that any others intend to present business at the Annual Meeting. If, however, other matters requiring the vote of the shareholders properly come before the Annual Meeting or any adjournment or postponement thereof, the persons named in the accompanying proxy will have discretionary authority to vote the proxies held by them in accordance with their judgment as to such matters.

March 13, 2020

By Order of the Board of Directors

/s/ Carla L. Heiss Secretary

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Non-GAAP Financial Measures

This proxy statement includes certain financial measures computed using non-GAAP components, as defined by the SEC. These measures are not in accordance with, or a substitute for, GAAP, and our financial measures may be different from non-GAAP financial measures used by other companies. We have provided a reconciliation of our non-GAAP components to the most directly comparable GAAP components.

We exclude the effects of certain tax adjustments and other items net of tax for purposes of presenting net income, diluted earnings per share, and return on equity because we believe these items are not attributable to our business operations. Management utilizes this information when analyzing financial performance because such amounts reflect the underlying operating results that are within management’s ability to influence. Accordingly, we believe presenting this information provides investors and other users of our financial statements with meaningful supplemental information for purposes of analyzing year-to-year financial performance on a comparable basis and assessing trends.

Non-GAAP Reconciliations of Adjusted Net Income
(In thousands, except per share amounts)

	Twelve Months Ended,
	December 31, 2019	December 31, 2018
Net income (loss) attributable to common shareholders	$339,041	$349,555
Add (subtract):
Unrealized (gain) loss on derivative instruments, net	3,063	384
Debt termination expense	2,105	5,444
Transaction and other costs (income)	—	79
Foreign income tax adjustments	(517)	(881)
Gain on sale of building	—	(16,316)
Tax benefit from vesting of restricted shares	(2,037)	—
Tax adjustments related to intra-entity asset transfer	—	24,728
Adjusted net income	$341,655	$362,993
Adjusted net income per share − Diluted	$4.57	$4.52
Weighted average number of common shares outstanding − Diluted	74,700	80,364

Calculation of Return on Equity
(In thousands)

	Twelve Months Ended,
	December 31, 2019	December 31, 2018
Adjusted net income	$341,655	$362,993

Average Shareholders’ equity	$2,136,109	$2,174,714

Adjusted return on equity	16.0%	16.7%

A-1

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/TRTN2020**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D00018-P32255 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TRITON INTERNATIONAL LIMITED

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Brian M. Sondey	☐	☐	☐
1b. Robert W. Alspaugh	☐	☐	☐
1c. Malcolm P. Baker	☐	☐	☐
1d. David A. Coulter	☐	☐	☐
1e. Claude Germain	☐	☐	☐
1f. Kenneth Hanau	☐	☐	☐
1g. John S. Hextall	☐	☐	☐
1h. Robert L. Rosner	☐	☐	☐
1i. Simon R. Vernon	☐	☐	☐

	For	**Against**	**Abstain**
2. ADVISORY VOTE ON THE COMPENSATION OF NAMED EXECUTIVE OFFICERS.	☐	☐	☐
3. RATIFICATION OF APPOINTMENT OF KPMG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.	☐	☐	☐

NOTE: Proposals to be voted on at the meeting include such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

D00019-P32255

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL GENERAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 21, 2020

The undersigned hereby appoint(s) Brian M. Sondey, John Burns and Carla Heiss as proxies, each with full power of substitution, to represent and vote as designated all common shares of Triton International Limited held of record by the undersigned on February 26, 2020 at the Annual General Meeting of Shareholders of Triton International Limited to be held virtually, at 12:00 p.m., Eastern Daylight Time, on April 21, 2020 with authority to vote upon the matters listed on this proxy card and with discretionary authority as to any other matters that may properly come before the meeting or any adjournment or postponement thereof.

SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER IN THE SPACE PROVIDED. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" EACH OF THE NOMINEES IN ITEM 1; "FOR" ITEM 2; and "FOR" ITEM 3.

PLEASE ACT PROMPTLY
SIGN, DATE AND MAIL YOUR PROXY CARD TODAY

Continued and to be signed on reverse side